Exhibit 10.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED (INDICATED BY: [***]) FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL.

Payment Interest Purchase Agreement

By and Between

TALPHERA, INC.

and

xoma (us) llc

Dated as of JANUARY 12, 2024

SECTION 10.13	COUNTERPARTS	38
SECTION 10.14	SPECIFIC PERFORMANCE	39

List of Exhibits

AForm of Bill of Sale

BDisclosure Schedules

CVertical Notice and Waiver

DForm of Vertical Instruction Letter

EForm of Legal Opinion

FSale Agreement and Marketing Agreement

PAYMENT INTEREST Purchase Agreement

This Payment Interest Purchase Agreement is dated as of January 12, 2024 (this “Agreement”), by and between TALPHERA, Inc., a Delaware corporation (“Seller”), and XOMA (US) LLC, a Delaware limited liability company, as Buyer (“Buyer”).

Recitals

WHEREAS, Seller is a party to that certain Asset Purchase Agreement, dated as of March 12, 2023 (as may be amended, amended and restated or otherwise modified from time to time, the “Sale Agreement”), between Seller and Vertical Pharmaceuticals, LLC, a Delaware limited liability company (“Vertical”), pursuant to which, among other things, (i) Seller sold to Vertical certain assets, and Vertical assumed from Seller certain liabilities, in each case related to the Program, and (ii) Seller is entitled to receive from Vertical, among other things, the Purchased Receivables, as more fully set forth in the Sale Agreement; and

WHEREAS, Seller desires to sell, transfer, assign and convey to Buyer, and Buyer desires to purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the Purchased Receivables, for the consideration and on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, Seller and Buyer hereby agree as follows:

Article I

Definitions; Interpretation

Section 1.1Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affected Receivables” is defined in Section 7.8.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

“Agreed Amount” is defined in Section 8.3.

[***]

“Applicable Amount” is defined in Section 7.6(c)(iii).

“Applicable Law” means, with respect to any Person, all laws, rules, regulations, codes and orders of Governmental Authorities applicable to such Person or any of its properties or assets.

“Applicable Withholding Certificate” means a valid and properly executed IRS Form W-9 (or any applicable successor form) certifying that the applicable party hereto (or its regarded owner, as applicable) is a “United States person” as defined in Section 7701(a)(30) of the Code and is exempt from U.S. federal withholding tax and backup withholding tax with respect to all payments under this Agreement to such party.

“Bill of Sale” means that certain bill of sale, substantially in the form of Exhibit A attached hereto, entered into by Seller and Buyer as of the Closing.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in San Francisco, California, are permitted or required by Applicable Law to remain closed.

“Buyer” is defined in the preamble.

“Buyer Fundamental Representations” means Section 5.1 (Organization), Section 5.2 (Authorization), Section 5.3 (Enforceability), Section 5.4 (Absence of Conflicts), and Section 5.7 (Brokers’ Fees).

“Buyer Indemnified Party” is defined in Section 8.1(a).

“Buyer Material Adverse Effect” means any one or more of: (a) a material adverse effect on the ability of Buyer to consummate the transactions contemplated by the Transaction Documents and perform its obligations under the Transaction Documents and (b) a material adverse effect on the validity or enforceability of the Transaction Documents against Buyer or the rights of Seller thereunder.

“Buyer Participated Audit” is defined in Section 7.4(b)(ii).

“Buyer Transaction Expenses” is defined in Section 10.4.

“Cash Tax Savings” is defined in Section 6.2(c).

“Change of Control” means, with respect to Seller, the consummation of any bona fide third party tender offer, merger, acquisition, consolidation or other similar transaction, in one transaction or a series of related transactions, the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, other than Seller or its subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of (a) 50% or more of the total voting power of the voting stock of Seller (or the surviving entity) or (b) all or substantially all of Seller’s and its Affiliates’ assets; but excluding any such transaction or series of transactions effected exclusively for bona fide equity financing purposes or any consolidation or merger transaction or series of transactions effected exclusively to change Seller’s domicile.

“Change of Control Adjustment” is defined in Section 7.8.

“Claim Amount” is defined in Section 8.3.

“Claim Notice” is defined in Section 8.3.

“Claim Notice Response” is defined in Section 8.3.

“Closing” is defined in Section 3.1.

“Closing Date” is defined in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means the efforts Seller would reasonably be expected to expend if Seller had the sole right, title and interest in and to the Purchased Receivables to which such efforts relate.

“Confidential Information” is defined in Section 6.1(b).

“Confidentiality Agreement” is defined in Section 6.1(d).

“Consent” means any consent, approval, license, permit, order, authorization, registration, filing or notice.

“Contract” means any contract, license, indenture, instrument, arrangement, understanding or agreement.

“Control” and its derivatives mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other voting interests, by contract or otherwise.

“Disclosing Party” is defined in Section 6.1(b).

“Disclosure Schedules” means the disclosure schedules attached hereto as Exhibit B.

“DoD” has the meaning set forth in the Marketing Agreement.

“DoD Net Sales” means Net Sales which generate amounts payable by Vertical pursuant to Section 2.13 of the Sale Agreement and Section 5 of the Marketing Agreement.

“Escrow Account” means the escrow account created pursuant to the Escrow Agreement.

“Escrow Agent” means The Bank of New York Mellon, as escrow agent under the Escrow Agreement, or its successor.

“Escrow Agreement” means an Escrow Agreement to be entered into by and among Seller, Buyer, and The Bank of New York Mellon, in form and content acceptable to Seller and Buyer, as may be amended, amended and restated or otherwise modified from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” is defined in Section 2.2.

“Excluded Liabilities and Obligations” is defined in Section 2.3.

“Financing Statements” is defined in Section 2.4.

“Fundamental Representations” means the Seller Fundamental Representations and the Buyer Fundamental Representations.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority (including supranational authority), branch, commission, instrumentality, regulatory body, court, tribunal or arbitral or judicial body or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Indemnified Party” is defined in Section 8.2(a).

“Indemnified Tax” means any withholding tax or increased withholding tax imposed by any Governmental Authority in any jurisdiction that would not have been required to be withheld but for any action of Seller, including (a) a redomiciliation of Seller to another jurisdiction or (b) an assignment by Seller pursuant to Section 10.5, in each case after the Closing Date and in each case without regard to whether such tax is a

Permitted Reduction. Notwithstanding anything to the contrary herein, no tax shall constitute an Indemnified Tax for purposes of this Agreement to the extent such tax (i) is imposed as a result of (A) an assignment by Buyer as permitted under Section 10.5, (B) a redomiciliation of Buyer to another jurisdiction, or (C) a change in Buyer’s tax classification for U.S. federal income tax purposes or (ii) is attributable to a failure by Buyer to provide an Applicable Withholding Certificate.

“Indemnifying Party” is defined in Section 8.2(a).

“Initial Economics” means $20,000,000.

“IP Agreement” means that certain Intellectual Property Agreement, dated as of April 3, 2023, by and between Seller and Vertical, as may be amended, amended and restated or otherwise modified from time to time.

“IP Assignment Agreement” means that certain Intellectual Property Assignment Agreement, dated as of April 3, 2023, by and between Seller and Vertical, as may be amended, amended and restated or otherwise modified from time to time.

“IP Confidential Information” is defined in Section 6.1(b).

“Judgment” means any judgment, order, writ, stipulation, consent order, injunction, or decree.

“Knowledge of Seller” means [***].

“Losses” is defined in Section 8.1(a).

“Marketing Agreement” means that certain Marketing Agreement, dated April 3, 2023, between Vertical and Seller, as may be amended, amended and restated or otherwise modified from time to time.

“Modification” is defined in Section 7.5.

“Net Sales” has the meaning set forth in the Sale Agreement.

“Non-Warranting Parties” is defined in Section 10.3(a).

“Notifying Party” is defined in Section 7.6(c)(iii).

“Permitted Reduction” means [***].

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, unincorporated organization, Governmental Authority or other entity or organization.

“Post Stepdown Date Enforcement Costs” is defined in Section 7.6(c)(iii).

“Post Stepdown Date Enforcement Costs Notice” is defined in Section 7.6(c)(iii).

“Pre/At Stepdown Date Enforcement Costs” is defined in Section 7.6(c)(ii).

“Pre/At Stepdown Date Enforcement Costs Notice” is defined in Section 7.6(c)(ii).

“Product” has the meaning set forth in the Sale Agreement.

“Program” has the meaning set forth in the Sale Agreement.

“Purchase Price” is defined in Section 2.1(b).

“Purchased Receivables” means, without duplication:

(a) following the Closing Date and on or prior to the Stepdown Date:

(i) 100% of any and all payments or amounts payable to Seller under Sections 2.11, 2.12, 2.13 and 2.14 of the Sale Agreement and Section 5.a of the Marketing Agreement (for clarity, after giving effect to all Permitted Reductions but excluding any Vertical Setoff) (and in the case of payments or amounts payable to Seller under Sections 2.11, 2.12 and 2.13 of the Sale Agreement and Section 5.a of the Marketing Agreement, payments or amounts payable to Seller only in respect of Net Sales (A) made during the fourth calendar quarter of 2023 in an amount for such payments or amounts payable equal to $[***] and (B) made on and after January 1, 2024, and in each case (except with respect to payments or amounts payable to Seller under Section 2.12 of the Sale Agreement) subject to the Stepdown Adjustment);

(ii) any and all payments or amounts payable to Seller under the Sale Agreement or Marketing Agreement in lieu of such payments of the foregoing clause (i) (including, for purposes of clarity, pursuant to the last sentence of Section 2.15 of the Sale Agreement and the last sentence of Section 5.f of the Marketing Agreement, in each case, solely to the extent related to payments or amounts payable under the foregoing clause (i));

(iii) any and all payments or amounts payable to Seller under Section 2.18 of the Sale Agreement and Section 5.d of the Marketing Agreement (in each case, solely to the extent related to payments or amounts payable under the foregoing clause (i)); and

(iv) any interest payments to Seller under the Sale Agreement or the Marketing Agreement assessed on any payments or amounts payable described in the foregoing clauses (i), (ii), or (iii); and

(b) following the Stepdown Date:

(i) 50% of any and all payments or amounts payable to Seller under Section 2.11 of the Sale Agreement, 100% of any and all payments or amounts payable to Seller under Section 2.12 of the Sale Agreement, 50% of any and all payments or amounts payable to Seller under Section 2.13 of the Sale Agreement and Section 5.a of the Marketing Agreement, and 50% of any and all payments or amounts payable to Seller under Section 2.14 of the Sale Agreement (for clarity, after giving effect to all Permitted Reductions but excluding any Vertical Setoff) (and in each case (except with respect to payments or amounts payable to Seller under Section 2.12 of the Sale Agreement) subject to the Change of Control Adjustment);

(ii) any and all payments or amounts payable to Seller under the Sale Agreement or the Marketing Agreement in lieu of such payments of the foregoing clause (i) (including, for purposes of clarity, pursuant to the last sentence of Section 2.15 of the Sale Agreement and the last sentence of Section 5.f of the Marketing Agreement, in each case, solely to the extent related to payments or amounts payable under the foregoing clause (i));

(iii) any and all payments or amounts payable to Seller under Section 2.18 of the Sale Agreement and Section 5.d of the Marketing Agreement (in each case, solely to the extent related to payments or amounts payable under the foregoing clause (i)); and

(iv) any interest payments to Seller under the Sale Agreement or the Marketing Agreement assessed on any payments or amounts payable described in the foregoing clauses (i), (ii), or (iii).

“Receivables” means the Purchased Receivables and the Retained Interests.

“Receiving Party” is defined in Section 6.1(a).

“Recipient Confidentiality Breach” is defined in Section 6.1(a).

“Recoupment Instruction” is defined in Section 7.4(b)(iv).

“Reimbursing Party” is defined in Section 7.6(c)(iii).

“Related Agreements” means, collectively, (a) the Sale Agreement, (b) the Marketing Agreement, (c) the IP Agreement, (d) the IP Assignment Agreement and (e) the Vertical TSA.

“Relevant Obligations” means confidentiality obligations of Disclosing Party or any of its Affiliates under any agreement with a third party (including, without limitation, the Sale Agreement and the Marketing Agreement) to which any Confidential Information is subject.

“Representatives” means, collectively, with respect to any Person, any directors, officers, employees, agents, advisors or other representatives (including attorneys, accountants, consultants, scientists and financial advisors) of such Person.

“Retained Interests” means, without duplication, Seller’s right, title and interest in and to the following, from and after the Stepdown Date:

(a) 50% of any and all payments or amounts payable to Seller under Section 2.11 of the Sale Agreement, 50% of any and all payments or amounts payable to Seller under Section 2.13 of the Sale Agreement and Section 5.a of the Marketing Agreement and 50% of any and all payments or amounts payable to Seller under Section 2.14 of the Sale Agreement (for clarity, after giving effect to all Permitted Reductions but excluding any Vertical Setoff), in each case subject to the Change of Control Adjustment;

(b) any and all payments or amounts payable to Seller under the Sale Agreement or the Marketing Agreement in lieu of such payments of the foregoing clause (a) (including, for purposes of clarity, pursuant to the last sentence of Section 2.15 of the Sale Agreement and the last sentence of Section 5.f of the Marketing Agreement, in each case, solely to the extent related to payments or amounts payable under the foregoing clause (a));

(c) any and all payments or amounts payable to Seller under Section 2.18 of the Sale Agreement and Section 5.d of the Marketing Agreement (in each case, solely to the extent related to payments or amounts payable under the foregoing clause (a)); and

(d) any interest payments to Seller under the Sale Agreement or the Marketing Agreement assessed on any payments or amounts payable described in the foregoing clauses (a), (b), or (c).

“Reverse Merger” is defined in Section 7.8.

“Sale Agreement” is defined in the recitals.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Documents” means all reports, schedules, forms, statements, and other documents (including exhibits (including without limitation this Agreement) and all other information incorporated therein) required to be filed by Seller or Buyer with the SEC.

“Seller” is defined in the preamble.

“Seller Fundamental Representations” means the representations and warranties contained in Section 4.1 (Organization); Section 4.2 (Authorization); Section 4.3 (Enforceability); Section 4.4 (Absence of Conflicts); Section 4.8 (Brokers’ Fees); [***]; Section 4.10 (Title to Purchased Receivables); and Section 4.11 (UCC Matters).

“Seller Indemnified Party” is defined in Section 8.1(b).

“Seller Material Adverse Effect” means any one or more of: (a) a material adverse effect on (i) the ability of Seller to consummate the transactions contemplated by the Transaction Documents and perform its obligations under any of the Transaction Documents or the Sale Agreement, (ii) the legality, validity or enforceability of any of the Transaction Documents or the Sale Agreement, (iii) the rights or remedies of Buyer under any of the Transaction Documents, (iv) the rights or remedies of Seller under the Sale Agreement, or (v) the legal obligations of Vertical to pay the Purchased Receivables under the Sale Agreement; or (b) an adverse effect in any respect on the timing, amount or duration of the Purchased Receivables, or the timing, amount or duration of the payments to be made to Buyer in respect of any portion of the Purchased Receivables or the right of Buyer to receive such payments.

“Seller Participated Audit” is defined in Section 7.4(b)(i).

“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. For purposes of the definition of “Solvent,” (i) “debt” means liability on a “claim,” (ii) “claim” means any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured and (iii) the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stepdown Adjustment” means an adjustment to clause (a)(i) of the definition of Purchased Receivables, such that to the extent that as of the Stepdown Date there are any amounts accrued and payable to Seller but not yet paid under (a) Section 2.11 of the Sale Agreement, (b) Section 2.13 of the Sale Agreement and Section 5.a of the Marketing Agreement, or (c) Section 2.14 of the Sale Agreement, in each case as determined based on the date and timing of when the applicable Net Sales or event or events giving rise to amounts payable under Section 2.14 of the Sale Agreement occur (collectively, the “Accrued Amounts Payable”), then, effective as of the Stepdown Date, clause (a)(i) of the definition of Purchased Receivables shall mean 50% of any and all Accrued Amounts Payable.

As an example:

1.Assume that Buyer receives its Initial Economics ($[***]) on January 31, 2026, at the time the Q4 2025 payment under Sections 2.11, 2.12 and 2.13 of the Sale Agreement and Section 5.a of the Marketing Agreement is made. So, the Stepdown Date is January 31, 2026.

2.Assume that for Q1 2026, the only amount payable under Section 2.11 of the Sale Agreement, Section 2.13 of the Sale Agreement, Section 5.a of the Marketing Agreement and Section 2.14 of the Sale Agreement is a total of $[***], payable to Seller under Section 2.13 of the Sale Agreement and Section 5.a of the Marketing Agreement, and of that $[***] is payable based on Net Sales made during the period January 1 – January 31, 2026 (the “Example Accrued Amount Payable”).

3.Because the Stepdown Date is January 31, 2026, the Example Accrued Amount Payable that will have accrued as of the Stepdown Date but be paid in April 2026 (after the Stepdown Date) shall be subject to the Stepdown Adjustment and be calculated at 50% for purposes of clause (a)(i) of the definition of Purchased Receivables, such that $[***] of the Example Accrued Amount Payable will be Purchased Receivables and $[***] of the Example Accrued Amount Payable will be Retained Interests.

“Stepdown Date” means the date upon which Buyer has received the Initial Economics in respect of the Purchased Receivables.

“Third Party Claim” is defined in Section 8.2(a).

“Transaction Documents” means this Agreement, the Bill of Sale, the Escrow Agreement, the Vertical Notice and Waiver, and the Vertical Instruction Letter.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided, that, if, with respect to any financing statement or by reason of any provisions of Applicable Law, the perfection or the effect of perfection or non-perfection of the back-up security interest or any portion thereof granted pursuant to Section 2.4 is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

“Vertical” is defined in the recitals.

“Vertical Instruction Letter” is defined in Section 6.5.

“Vertical Notice and Waiver” means the notice to Vertical of the transactions contemplated hereby under the Marketing Agreement and waiver by Vertical of its right to receive 30 days’ prior written notice under Section 12 of the Marketing Agreement, substantially in the form of Exhibit C attached hereto.

“Vertical Reports” means, collectively, (a) the Payments Reports (as defined in the Sale Agreement) required to be delivered by Vertical to Seller pursuant to Section 2.12(c) of the Sale Agreement, (b) the DoD Payments Report (as defined in the Marketing Agreement) required to be delivered by Vertical to Seller pursuant to Section 5.b of the Marketing Agreement, (c) the License and Acquisition Income Reports (as defined in the Sale Agreement) required to be delivered by Vertical to Seller pursuant to Section 2.14(b) of the Sale

Agreement, and (d) any notices and supporting documentation delivered by Vertical to Seller in respect of the events specified in Sections 2.11-2.15 of the Sale Agreement and Section 5 of the Marketing Agreement.

“Vertical Setoff” means any right of set-off, counterclaim, credit, reduction or deduction, in each case by contract or otherwise, including with respect to any amounts owed by Seller to Vertical, other than a Permitted Reduction. For purposes of clarity, the parties acknowledge and agree that (a) no adjustments or credits in the calculations pursuant to Section 2.11(a) of the Sale Agreement for determining whether an amount is payable under Section 2.11 of the Sale Agreement will be a Vertical Setoff for purposes of this Agreement and (b) no deduction taken by Vertical in calculating Net Sales in accordance with the definition of Net Sales in the Sale Agreement will be a Vertical Setoff for purposes of this Agreement.

“Vertical TSA” means that certain Transition Services Agreement, dated as of April 3, 2023, by and between Seller and Vertical, as may be amended, amended and restated or otherwise modified from time to time.

“Waiver Expiration Date” means January 25, 2024.

In the event a capitalized term used herein is defined in both this Agreement and the Sale Agreement, the meaning given to such term in this Agreement shall control.

Section 1.2Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a)an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(b)unless otherwise defined, all terms that are defined in the UCC shall have the meanings stated in the UCC;

(c)words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders;

(d)the definitions of terms shall apply equally to the singular and plural forms of the terms defined;

(e)references to the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or”;

(f)“include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(g)references to a Person are also to its permitted successors and assigns (subject to any restrictions on assignment, transfer or delegation set forth herein or in any of the other Transaction Documents);

(h)the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(i)the words “hereof”, “herein”, “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof, and “Article,” “Section” “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement, unless otherwise specified;

(j)except as otherwise set forth in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”;

(k)references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States;

(l)where any payment is to be made, any funds are to be applied or any calculation is to be made under this Agreement on a day that is not a Business Day, unless this Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly;

(m)references to an Applicable Law include any amendment or modification to such Applicable Law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before, on or after the date of this Agreement; and

(n)references to this “Agreement” shall include a reference to all Schedules and Exhibits attached to this Agreement (including the Disclosure Schedules), all of which constitute a part of this Agreement and are incorporated herein for all purposes.

Article II

Purchase and Sale of Purchased Receivables

Section 2.1Purchase and Sale of Purchased Receivables.

(a)Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign and convey to Buyer, and Buyer shall purchase, acquire and accept from Seller, free and clear of all liens and encumbrances, all of Seller’s right, title and interest in and to the Purchased Receivables.

(b)Purchase Price. In full consideration for the sale, transfer, assignment and conveyance of the Purchased Receivables, and subject to the terms and conditions set forth herein, Buyer shall make a one-time payment to Seller on the Closing Date of $8,000,000 (the “Purchase Price”), by wire transfer of immediately available funds as directed by Seller.

Section 2.2Excluded Assets. Buyer does not, by purchase, acquisition or acceptance of the rights, title or interest granted hereunder or otherwise pursuant to any of the Transaction Documents, purchase, acquire or accept any assets or contract rights of Seller (including, for clarity, the Retained Interests) other than the Purchased Receivables (the “Excluded Assets”).

Section 2.3No Obligations Transferred. Notwithstanding anything to the contrary contained in this Agreement, (a) the sale, transfer, assignment and conveyance to Buyer of the Purchased Receivables pursuant to this Agreement shall not in any way subject Buyer to, or transfer, affect or modify, any obligation or liability of Seller or Seller’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, whether known or unknown (the “Excluded Liabilities and Obligations”) and (b) Buyer expressly does not assume or agree to become responsible for any of the Excluded Liabilities and Obligations. All Excluded Liabilities and Obligations shall be retained by and remain liabilities and obligations of Seller or Seller’s Affiliates, as the case may be.

Section 2.4True Sale. It is the intention of the parties hereto that the sale, transfer, assignment and conveyance contemplated by this Agreement be, and is, a true, complete absolute and irrevocable sale, transfer, assignment and conveyance by Seller to Buyer of all of Seller’s right, title and interest in and to the Purchased Receivables. Neither Seller nor Buyer intends the transactions contemplated by this Agreement to be, or for any purpose characterized as, a loan from Buyer to Seller or a pledge, a security interest, a financing transaction or a borrowing. Each of Seller and Buyer hereby waives, to the maximum extent permitted by Applicable Law, any right to contest or otherwise assert that this Agreement does not constitute a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by Seller to Buyer of all of Seller’s right, title and interest in and to the Purchased Receivables under Applicable Law, which waiver shall, to the maximum extent permitted by Applicable Law, be enforceable against Seller and Buyer in any bankruptcy or insolvency proceeding relating to Seller. Accordingly, each of Seller and Buyer agrees to account for the sale, transfer, assignment and conveyance of the Purchased Receivables as sales of “accounts” or “payment intangibles” (as appropriate) in accordance with the UCC (except to the extent generally accepted accounting principles in the United States require such transaction to be accounted for as a liability or a derivative in Seller’s consolidated financial statements) and Seller hereby authorizes Buyer, from and after the Closing, to file financing statements (and continuation statements with respect to such financing statements when applicable) (the “Financing Statements”) naming Seller as the seller and/or debtor and Buyer as the buyer and/or secured party in respect of the Purchased Receivables; provided, in each case that such Financing Statements shall not describe as collateral anything other than the Purchased Receivables and any “proceeds” (as defined in the UCC) thereof, and shall not contain an “all asset” (or words of similar effect) collateral description. Notwithstanding the statement of the intention of the parties hereto, and solely as a precaution to protect to Buyer’s interests hereunder if, notwithstanding the intention of the parties hereto, the sale, transfer, assignment and conveyance contemplated hereby is hereafter held not to be a true sale of the Purchased Receivables by Seller to Buyer or such sale is for any reason deemed ineffective or unenforceable, this Agreement shall constitute a security agreement under the UCC and Seller does hereby grant to Buyer, as security for all of Seller’s obligations hereunder, including the payment to Buyer of amounts equal to the Purchased Receivables as they become due and payable, a first priority security interest in and to all right, title and interest of Seller in, to and under the Purchased Receivables and any “proceeds” (as such term is defined in the UCC) thereof, and Seller does hereby authorize Buyer to file such Financing Statements in such manner and such jurisdiction as may be necessary or appropriate to perfect such security interests.

Section 2.5Payments. Any payments to be made by a party hereto shall be made by wire transfer of immediately available funds to the other party in accordance with written instructions provided from time to time by such other party. A late fee of [***]% over the prime rate published by the Wall Street Journal, from time to time, as the prime rate shall accrue on all unpaid undisputed amounts on an annualized basis with respect to any late payment under this Agreement beginning [***] after such payment is due.

Article III

Closing; Deliverables

Section 3.1Closing. The closing of the purchase and sale of the Purchased Receivables (the “Closing”) shall take place within one Business Day of the satisfaction or waiver of the conditions set forth in Section 3.3, at the offices of Gibson, Dunn & Crutcher, LLP, One Embarcadero Center, Suite 2600, San Francisco, California 94111, or on such other date, at such other time or at such other place, in each case as the parties mutually agree (such date, the “Closing Date”).

Section 3.2Payment of Purchase Price. At the Closing, Buyer shall deliver to Seller payment of the Purchase Price by wire transfer of immediately available funds as directed by Seller.

Section 3.3Conditions to Closing.

(a)The obligation of Buyer to consummate the transactions contemplated hereby on the Closing Date is subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(i)Seller shall have delivered to Buyer a duly executed counterpart to the Bill of Sale, evidencing the sale and assignment to Buyer of the Purchased Receivables.

(ii)Seller shall have delivered to Buyer a certificate of an executive officer of Seller, dated as of the Closing, certifying as to the (A) attached copies of the organizational documents of Seller and resolutions of the governing body of Seller authorizing and approving the execution, delivery and performance by Seller of the Transaction Documents and the transactions contemplated thereby and (B) the incumbency of the officer or officers of Seller who have executed and delivered the Transaction Documents, including therein a signature specimen of each such officer or officers.

(iii)(A) The representations and warranties (other than the Seller Fundamental Representations) set forth in Article IV (without giving effect to any materiality or Seller Material Adverse Effect qualifiers contained therein) shall be true and correct in all respects on the date hereof and true and correct in all material respects on the Closing Date as though made on such date, (B) the Seller Fundamental Representations (without giving effect to any materiality or Seller Material Adverse Effect qualifiers contained therein) shall be true and correct in all respects on the date hereof and on the Closing Date as though made on such date, (C) Seller shall have performed and complied in all material respects with the agreements and conditions required by this Agreement to have been performed or complied with by it prior to or at the Closing, and (D) there shall not have occurred a Seller Material Adverse Effect since the date hereof.

(iv)Seller shall have delivered to Buyer a certificate of an executive officer of Seller, dated as of the Closing, certifying that the conditions set forth in Section 3.3(a)(iii) have been fulfilled.

(v)The Related Agreements remain in full force and effect.

(vi)Seller shall have delivered to Buyer an Applicable Withholding Certificate.

(vii)Seller shall have delivered to Buyer the Vertical Notice and Waiver duly executed by Vertical, unless the Waiver Expiration Date has occurred.

(viii)Cooley LLP, as counsel to Seller, shall have delivered to Buyer a duly executed legal opinion in substantially the form of Exhibit E attached hereto.

(ix)Seller shall have delivered to Buyer an electronic copy of all of the information and documents posted to the virtual data room established by Seller as of the date hereof and made available to Buyer for archival purposes only.

(x)There shall not have been issued and be in effect any judgment, order, writ, injunction, citation, award or decree of any Governmental Authority enjoining, preventing or restricting the consummation of the transactions contemplated by this Agreement.

(xi)There shall not have been instituted or be pending any action or proceeding by any Governmental Authority or any other Person (A) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby, (B) seeking to obtain material damages in connection with the transactions contemplated hereby or (C) seeking to restrain or prohibit Buyer’s purchase of the Purchased Receivables.

(b)The obligation of Seller to consummate the transactions contemplated hereby on the Closing Date is subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(i)Buyer shall have delivered a duly executed counterpart to the Bill of Sale, evidencing the sale and assignment to Buyer of the Purchased Receivables.

(ii)Buyer shall have delivered to Seller a certificate of an executive officer or other authorized signatory of Buyer, dated as of the Closing, certifying as to the incumbency of the officer or officers of Buyer who have executed and delivered the Transaction Documents, including therein a signature specimen of each such officer or officers.

(iii)(A) The representations and warranties (other than the Buyer Fundamental Representations) set forth in Article V (without giving effect to any materiality or Buyer Material Adverse Effect qualifiers contained therein) shall be true and correct in all respects on the date hereof and true and correct in all material respects on the Closing Date as though made on such date, (B) the Buyer Fundamental Representations (without giving effect to any materiality or Buyer Material Adverse Effect qualifiers contained therein) shall be true and correct in all respects on the date hereof and on the Closing Date as though made on such date, and (C) Buyer shall have performed and complied in all material respects with the agreements and conditions required by this Agreement to have been performed or complied with by it prior to or at the Closing.

(iv)Buyer shall have delivered to Seller a certificate of an executive officer of Buyer, dated as of the Closing, certifying that the conditions set forth in Section 3.3(b)(iii) have been fulfilled.

(v)Buyer shall have delivered to Seller an Applicable Withholding Certificate.

(vi)There shall not have been issued and be in effect any judgment, order, writ, injunction, citation, award or decree of any Governmental Authority enjoining, preventing or restricting the consummation of the transactions contemplated by this Agreement.

(vii)There shall not have been instituted or be pending any action or proceeding by any Governmental Authority or any other Person (A) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby, (B) seeking to obtain material damages in connection with the transactions contemplated hereby or (C) seeking to restrain or prohibit Buyer’s purchase of the Purchased Receivables.

Article IV

Seller’s Representations and Warranties

Except as set forth in the Disclosure Schedules, Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date:

Section 4.1Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and is in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Seller Material Adverse Effect.

Section 4.2Authorization. Seller has the requisite corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents and to consummate the transactions contemplated thereby. The execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated thereby, have been duly authorized by Seller.

Section 4.3Enforceability. Each of the Transaction Documents has been duly executed and delivered by Seller, and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting creditors’ rights generally, general equitable principles and principles of public policy.

Section 4.4Absence of Conflicts. The execution, delivery and performance by Seller of the Transaction Documents and the consummation of the transactions contemplated thereby do not and shall not (a) conflict with, or constitute a breach of or default under, any provision of (i) the certificate of incorporation or bylaws of Seller or (ii) the Sale Agreement or the Marketing Agreement, or (b) conflict with, or constitute a material breach of or material default under, any provision of any (i) Applicable Law or Judgment, in each case existing as of the date hereof or (ii) any Contract (other than the Sale Agreement and the Marketing Agreement) to which Seller is a party or by which Seller is bound.

Section 4.5Consents. No notice to, or Consent of, any Governmental Authority or any other Person is required, or will be required, by or with respect to Seller in connection with the execution and delivery by Seller of the Transaction Documents, the performance by Seller of its obligations under the Transaction Documents or the consummation by Seller of the transactions contemplated by the Transaction Documents, except for (a) such Consents as shall have been obtained on or prior to the date hereof, (b) the Vertical Instruction Letter, (c) the Vertical Notice and Waiver and (d) a Current Report on Form 8-K by Seller with the U.S. Securities and Exchange Commission.

Section 4.6Litigation. No action, suit, proceeding, claim, demand, citation, summons, subpoena, inquiry, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal), including by or before any Governmental Authority, is pending, or, to the Knowledge of Seller, threatened, by or against Seller, at law or in equity, that, individually or in the aggregate would reasonably be expected to result in a Seller Material Adverse Effect or which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto.

Section 4.7Compliance with Laws. Seller has (a) not violated, is not in violation of, has not been given written notice that it has violated, and, to the Knowledge of Seller, Seller is not under investigation with respect to its violation of, and, to the Knowledge of Seller, has not been threatened to be charged with any violation of, any Applicable Law or any Judgment of any Governmental Authority, and (b) is not subject to any Judgment of any Governmental Authority; in each case of clauses (a) and (b) that would reasonably be expected to result in a Seller Material Adverse Effect.

Section 4.8Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Seller who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.9Sale Agreement and Marketing Agreement.

(a)Sale Agreement and Marketing Agreement; Vertical Reports. Attached hereto as Exhibit F are true, correct and complete copies of the Sale Agreement and the Marketing Agreement. Seller has made available to Buyer true, correct and complete copies of: (i) the Related Agreements (other than the Sale Agreement and the Marketing Agreement), (ii) all Vertical Reports that have been received by Seller prior to the date hereof; and (iii) all material written notices delivered to Vertical by Seller, or by Vertical to Seller pursuant to the Sale Agreement or the Marketing Agreement.

(b)Validity and Enforceability of Sale Agreement and Marketing Agreement. Each of the Sale Agreement and the Marketing Agreement is a valid and binding obligation of Seller and, to the Knowledge of Seller, of Vertical, enforceable against each of Seller and, to the Knowledge of Seller, Vertical, in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting creditors’ rights generally, general equitable principles and principles of public policy. Each of the Sale Agreement and the Marketing Agreement will continue to be valid, binding and enforceable on identical terms immediately following the consummation of the transactions contemplated by the Transaction Documents. Seller has not received any written notice from Vertical challenging the validity, enforceability, or interpretation of any provision of the Sale Agreement or the Marketing Agreement or any obligation of Vertical to pay the Receivables thereunder.

(c)Other Agreements. The Sale Agreement and the Marketing Agreement are the only agreements, instruments, arrangements, waivers or understandings (other than the other Related Agreements) between Seller (or any Affiliate thereof) and Vertical (or any Affiliate thereof) relating to the subject matter thereof, and other than the Related Agreements and except as set forth in the Disclosure Schedules, there are no other agreements, instruments, arrangements, waivers or understandings between Seller (or any Affiliate thereof) and Vertical (or any Affiliate thereof) that relate to the Sale Agreement, the Marketing Agreement or the Receivables, or that would reasonably be expected to result in a Seller Material Adverse Effect. Other than the Sale Agreement and the Marketing Agreement, there is no contract, agreement or other arrangement (whether written or oral) to which Seller is a party or by which any of its assets or properties is bound or committed (i) that creates a lien on the Purchased Receivables; (ii) that materially affects the Purchased Receivables or (iii) for which breach thereof, nonperformance thereof, cancellation thereof or failure to renew would reasonably be expected to result in a Seller Material Adverse Effect.

(d)No Termination, Force Majeure, etc. Seller has not (i) given Vertical any notice of termination pursuant to Section 9.1 of the Sale Agreement or Section 7 of the Marketing Agreement or (ii) received from Vertical any written notice of termination pursuant to Section 9.1 of the Sale Agreement or Section 7 of the Marketing Agreement. To the Knowledge of Seller, no event has occurred that upon notice or the passage of time, or both, would reasonably be expected to give Seller or Vertical the right to terminate, or delay any of its obligations under, the Sale Agreement or the Marketing Agreement, or cease or delay paying the Receivables.

(e)No Breaches. There is and has been no material breach of any provision of the Sale Agreement or the Marketing Agreement by Seller, and no event has occurred that upon notice or the passage of time, or both, would reasonably be expected to give rise to any such material breach by Seller. To the Knowledge of Seller, there is and has been no material breach of any provision of the Sale Agreement or the Marketing Agreement by Vertical, and, to the Knowledge of Seller, no event has occurred that, upon notice or the passage of time, or both, would reasonably be expected to give rise to any such material breach by Vertical. Seller has not received any notice that Seller or Vertical is in default of, or of an intention by Vertical to breach, any provision of the Sale Agreement or the Marketing Agreement.

(f)No Payments. Except as set forth in the Disclosure Schedules, as of the date of this Agreement, Vertical has not made, and Seller has not received, any payments with respect to the Receivables.

(g)No Waivers, Releases or Amendments. Seller has not granted any material waiver under the Sale Agreement or the Marketing Agreement or released Vertical, in whole or in part, from any of its material obligations under the Sale Agreement or the Marketing Agreement. There have been no oral waivers or modifications (or pending requests therefor) in respect of the Sale Agreement or the Marketing Agreement by Seller or Vertical. Seller has not received from Vertical any proposal, and has not made any proposal to Vertical, to amend or waive any provision of the Sale Agreement or the Marketing Agreement.

(h)No Sublicenses. To the Knowledge of Seller, there are no licenses or sublicenses entered into by Vertical or any other Person (or any predecessor or Affiliate thereof) in respect of the Product, the Sale Agreement, or the Marketing Agreement. Seller has not received any notice from Vertical relating to any prospective licenses or sublicenses in respect of the Product, the Sale Agreement, or the Marketing Agreement.

(i)Audits. Seller has not requested access to or conducted an audit of, pursuant to Section 2.18 of the Sale Agreement or Section 5.d of the Marketing Agreement, the books of account or records of Vertical or disputed the amount of any Receivables payable pursuant to the Sale Agreement or the Marketing Agreement.

(j)Vertical Setoffs. Vertical is not owed any amount by Seller, under any of the Related Agreements or otherwise, that would permit Vertical to exercise any Vertical Setoff against the Receivables or any other amounts payable to Seller under any of the Related Agreements. Vertical has not in the past exercised, and, to the Knowledge of Seller, no event has occurred and no facts or circumstances exist that would reasonably be expected to give rise to a right of Vertical to exercise any Vertical Setoff against the Receivables or any other amounts payable to Seller under any of the Related Agreements.

(k)Sale Agreement and Marketing Agreement Representations. To the Knowledge of Seller, all representations and warranties of Seller in the Sale Agreement and the Marketing Agreement were true and correct in all material respects when made.

(l)No Indemnity Claims. As of the date of this Agreement, neither Seller nor Vertical has made or provided any notice of an indemnity claim under the Sale Agreement or the Marketing Agreement.

(m)No Assignments. Seller has not consented to, and Seller has not been notified of, any assignment or other transfer by Vertical of the Sale Agreement or the Marketing Agreement or any of Vertical’s rights or obligations under the Sale Agreement or the Marketing Agreement. To the Knowledge of Seller, Vertical has not assigned or otherwise transferred the Sale Agreement or the Marketing Agreement or any of Vertical’s rights or obligations under the Sale Agreement or the Marketing Agreement to any Person. Seller has not assigned or otherwise transferred, in whole or in part, the Sale Agreement or the Marketing Agreement or any of Seller’s right, title or interest in and to the Purchased Receivables to any Person.

(n)Freedom-to-operate. No written legal opinion concerning or with respect to any third party intellectual property rights relating to the Product, including any freedom-to-operate, product clearance, patentability or right-to-use opinion, has been delivered to Seller or, to the Knowledge of Seller, to Vertical. To the Knowledge of Seller, there is no patent owned or exclusively controlled by a third party which Vertical does not have the right to use and that would be infringed by Vertical’s sale of the Product.

Section 4.10Title to Purchased Receivables. Seller has good and valid title to the Purchased Receivables, free and clear of all liens and encumbrances (other than those contemplated to be granted by Seller to Buyer in respect of the Purchased Receivables pursuant to Section 2.4). Upon payment of the Purchase Price by Buyer, Buyer will have acquired, subject to the terms and conditions set forth in this Agreement, good and valid title to the Purchased Receivables, free and clear of all liens and encumbrances (other than those contemplated to be granted by Seller to Buyer in respect of the Purchased Receivables pursuant to Section 2.4).

Upon the filing by Buyer of the Financing Statements with the Secretary of State of the State of Delaware and to the extent that, despite the intent of the parties hereto, the sale, transfer, assignment and conveyance of the Purchased Receivables by Seller to Buyer pursuant to this Agreement is hereafter held not to be a sale, the security interest in the Purchased Receivables granted by Seller to Buyer pursuant to Section 2.4 shall be a perfected first priority security interest in and to the Purchased Receivables to the extent that such security interest can be perfected under the UCC by the filing of the Financing Statements in such filing office.

Section 4.11UCC Matters. Seller’s exact legal name is, and since January 9, 2024 has been Talphera, Inc.  Seller was originally incorporated as “SuRx, Inc.” on July 13, 2005, and between August 13, 2006 and January 9, 2024, was “AcelRx Pharmaceuticals, Inc.” Seller’s jurisdiction of organization is, and since its organization has been, the State of Delaware. Seller’s principal place of business since August 2023, is located in San Mateo, California.

Section 4.12Taxes. No deduction or withholding for or on account of any tax has been or was required to be made from any payment by Vertical to Seller under the Sale Agreement. Seller has not received written notice from Vertical of any intention to withhold or deduct any tax from future payments under the Sale Agreement. Seller has filed (or caused to be filed) all material tax returns and material tax reports required to be filed under Applicable Law and has paid all material taxes required to be paid by Seller (including, in each case, in its capacity as a withholding agent), except for any such taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with the generally accepted accounting principles applicable to Seller. There are no existing liens for taxes on the Purchased Receivables (or any portion thereof).

Section 4.13Solvency. Seller is, individually and together with its subsidiaries on a consolidated basis, Solvent, and will be Solvent immediately after giving effect to the transactions contemplated by this Agreement.

Section 4.14Disclosure. [***] to the Knowledge of Seller, there is no fact (other than general economic or industry conditions) that would reasonably be expected to materially and adversely affect the Purchased Receivables or the Product.

Article V

Buyer’s Representations and Warranties

Buyer hereby represents and warrants to Seller that as of the date hereof and as of the Closing Date:

Section 5.1Organization. Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of Delaware.

Section 5.2Authorization. Buyer has the requisite organizational power and authority to execute, deliver and perform the Transaction Documents and to consummate the transactions contemplated thereby. The execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated thereby, have been duly authorized by Buyer.

Section 5.3Enforceability. Each of the Transaction Documents has been duly executed and delivered by Buyer, and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting creditors’ rights generally, general equitable principles and principles of public policy.

Section 5.4Absence of Conflicts. The execution, delivery and performance by Buyer of the Transaction Documents and the consummation of the transactions contemplated thereby do not and shall not (a) conflict with, or constitute a breach of or default under, any provision of the certificate of incorporation or bylaws of Buyer, or (b) conflict with, or constitute a material breach of or material default under, any provision of any (i) Applicable Law or Judgment in each case existing as of the date hereof or (ii) any Contract to which Buyer is a party or by which Buyer is bound.

Section 5.5Consents. No Consent of any Governmental Authority or any other Person is required by or with respect to Buyer in connection with the execution and delivery by Buyer of the Transaction Documents, the performance by Buyer of its obligations under the Transaction Documents or the consummation of the transactions contemplated by the Transaction Documents, except for (a) such Consents, the failure of which to be obtained or made, would not reasonably be expected to result in a Buyer Material Adverse Effect, and (b) such Consents as shall have been obtained on or prior to the date hereof.

Section 5.6Litigation. No action, suit, proceeding or investigation before any Governmental Authority is pending, or, to the knowledge of Buyer, threatened, against Buyer that, individually or in the aggregate, would reasonably be expected to result in a Buyer Material Adverse Effect.

Section 5.7Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Buyer who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 5.8Financing. Buyer has, and will have as of the Closing, sufficient cash on hand or binding and enforceable commitments to provide it with funds sufficient to satisfy its obligations to pay the Purchase Price. Buyer acknowledges that its obligations under this Agreement are not contingent on obtaining financing.

Article VI

General Covenants

Section 6.1Confidentiality.

(a)Confidentiality. Except as set forth in Section 6.1(c) below, each party (“Receiving Party”) shall keep confidential and not disclose to any Person (other than its Affiliates and its and its Affiliates’ Representatives), and shall cause its Affiliates and its and its Affiliates’ Representatives to keep confidential and not disclose to any Person, any Confidential Information. Receiving Party shall, and shall cause its Affiliates and its and its Affiliates’ Representatives to, use the Confidential Information solely in connection with Receiving Party’s administration of, and exercising of rights and performance of obligations under, the Transaction Documents (and not for any other purpose). The foregoing obligations shall continue until the later of (i) three years after the date of termination of this Agreement pursuant to Section 9.1, in the case of Confidential Information other than IP Confidential Information, (ii) five years after the date of termination of this Agreement pursuant to Section 9.1 in the case of IP Confidential Information and (iii) the date of expiration of the last to expire of the Relevant Obligations. The Receiving Party agrees that it shall be and remain responsible hereunder for any failure by any Person who receives Confidential Information from or on behalf of the Receiving Party pursuant to this Section 6.1 (including the Receiving Party’s Affiliates, Representatives, Affiliates’ Representatives, and other permitted recipients under this Section 6.1) to treat such Confidential Information as required under this Section 6.1 (any such failure, a “Recipient Confidentiality Breach”).

(b)Confidential Information. “Confidential Information” means, collectively, all information (whether written or oral, or in electronic or other form, and whether furnished before, on or after the date of this

Agreement) (i) concerning, or relating in any way, directly or indirectly, to the other party (“Disclosing Party”), the Related Agreements, the Purchased Receivables or the Retained Interests, including any Vertical Reports, notices, requests, correspondence or other information furnished pursuant to this Agreement and any other reports, data, information, materials, notices, correspondence or documents of any kind relating in any way, directly or indirectly, to the Purchased Receivables or the Retained Interests, including any IP Confidential Information and (ii) disclosed by the parties hereto under the Confidentiality Agreement. “IP Confidential Information” means, collectively, (x) the terms and conditions of the IP Agreement and (y) any and all confidential or proprietary information disclosed by Vertical or any of its Affiliates to Seller or by Seller to Vertical or any of its Affiliates under the IP Agreement. Notwithstanding the foregoing, “Confidential Information” shall not include any information that (A) was known by Receiving Party at the time such information was disclosed to Receiving Party, its Affiliates or its or its Affiliates’ Representatives in accordance herewith or in accordance with the Confidentiality Agreement, as evidenced by its written records; (B) was or becomes generally available to the public or part of the public domain (other than as a result of a disclosure by Receiving Party, its Affiliates or its or its Affiliates’ Representatives in violation of this Agreement or the Confidentiality Agreement) prior to any disclosure of such information by Receiving Party, its Affiliates or its or its Affiliates’ Representatives; (C) becomes known to Receiving Party on a non-confidential basis from a source other than Disclosing Party and its Representatives (and without any breach of this Agreement or the Confidentiality Agreement by Receiving Party, its Affiliates or its or its Affiliates’ Representatives); provided, that such source, to the knowledge of Receiving Party, had the right to disclose such information to Receiving Party (without breaching any legal, contractual or fiduciary obligation to Disclosing Party); or (D) is or has been independently developed by Receiving Party, its Affiliates or its or its Affiliates’ Representatives without use of or reference to the Confidential Information (as evidenced by contemporaneous written records). The existence and terms of this Agreement shall be deemed the Confidential Information of both parties hereto. [***]

(c)Permitted Disclosures.

(i)In the event that Receiving Party or its Affiliates or any of its or its Affiliates’ Representatives are requested by a Governmental Authority or required by Applicable Law (as reasonably determined by Receiving Party after consulting with legal counsel), legal process, or the regulations of a stock exchange or Governmental Authority or by the order or ruling of a court, administrative agency or other government body of competent jurisdiction to disclose any Confidential Information, Receiving Party shall promptly, and, in any event, use reasonable efforts to, promptly upon learning of such requirement, to the extent permitted by Applicable Law, notify Disclosing Party in writing of such requirement so that Disclosing Party may seek an appropriate protective order or other appropriate remedy (and if Disclosing Party seeks such an order or other remedy, Receiving Party will provide such cooperation, at Disclosing Party’s expense, as Disclosing Party shall reasonably request). If no such protective order or other remedy is obtained or sought and Receiving Party or its Affiliates or its or its Affiliates’ Representatives are, in the view of their respective counsel (which may include their respective internal counsel), legally compelled to disclose Confidential Information, Receiving Party or its Affiliates or its or its Affiliates’ Representatives, as the case may be, shall only disclose that portion of the Confidential Information that their respective counsel advises that Receiving Party or its Affiliates or its or its Affiliates’ Representatives, as the case may be, are compelled to disclose and will exercise reasonable efforts, at Disclosing Party’s expense, to obtain reliable assurance that confidential treatment will be accorded to that portion of the Confidential Information that is being disclosed. In any event, Receiving Party will not oppose action by Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

(ii)Notwithstanding anything herein to the contrary, the Receiving Party may disclose Confidential Information with the prior written consent of the Disclosing Party or to the extent such disclosure is reasonably necessary in the following situations:

(A)prosecuting or defending litigation;

(B)for regulatory, tax or customs purposes;

(C)for audit purposes, provided that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure;

(D)to the extent such disclosure of this Agreement or the transactions contemplated hereby is required by Applicable Law or reasonably necessary to comply with the Securities Act of 1933, as amended, with the Exchange Act, or with any rule, regulation or legal process promulgated by the SEC or a stock exchange, provided that prior to the submission by the filing party to the SEC of any SEC Documents containing any Confidential Information of the other party or that contain information related to the existence or subject matter of this Agreement or the identity of the other party, to the extent practicable and permitted by Applicable Law, the filing party shall provide drafts of such SEC Documents to the other party within a reasonable period of time prior to the planned date of such submission (but in any event no less than [***] Business Days prior to the planned date of such submission), to review any redactions related thereto, and the filing party shall consider in good faith any comments by the other party thereto and cooperate in good faith with the other party to obtain confidential treatment with respect to the portions of this Agreement that the other party reasonably requests to be kept confidential and to redact any Confidential Information of the other party therein as requested by the other party, unless reasonably advised by counsel that such Confidential Information is required to be included by Applicable Law;

(E)disclosure to (i) its Affiliates and their Representatives on a need-to-know basis in order for such party to exercise its rights or fulfill its obligations under this Agreement and (ii) its Representatives; provided, that in the case of each of clause (i) and clause (ii) the recipient of Confidential Information agrees to be bound by the provisions of this Section 6.1, or are otherwise subject to confidentiality obligations no less restrictive than those set forth in this Agreement;

(F)disclosure to existing or prospective lenders, acquirors, investors, partners, assignees and other sources of funding, including underwriters, debt financing or co-investors, or direct or indirect beneficial owners, or limited partners, or potential partners or collaborators, and the Representatives of the foregoing, provided that the recipient of Confidential Information agrees to be bound by the provisions of this Section 6.1, or are otherwise subject to confidentiality obligations no less restrictive than those set forth in this Agreement (other than with respect to the duration of such confidentiality obligations, which shall be consistent with customary practice for the purpose but in any event having a duration of not less than [***] year from the date of disclosure of Confidential Information other than IP Confidential Information and a duration of not less than [***] years from the date of disclosure in the case of any IP Confidential Information); or

(G)as is necessary in connection with a permitted assignment pursuant to Section 10.5.

Notwithstanding anything to the contrary in Section 6.1(c)(ii)(D), a party making a filing with the SEC shall have no obligation to provide a draft of a proposed filing of an SEC Document or otherwise comply with Section 6.1(c)(ii)(D) with respect to a proposed filing of an SEC Document if the description of or reference to this Agreement or to the subject Confidential Information of the other party or the identity of the other party contained in, or attached as an exhibit to, the proposed SEC Document, has been included in any previous SEC Document filed by either party in accordance with Section 6.1(c)(ii)(D) or otherwise approved by the other party in writing.

(d)Termination of Confidentiality Agreement. Effective upon the date hereof, the Confidentiality Agreement, dated September 14, 2023 (the “Confidentiality Agreement”), between Buyer and Seller shall terminate and be of no further force or effect, and shall be superseded by the provisions of this Section 6.1.

Section 6.2Taxes.

(a)Tax Treatment. For U.S. federal, state, local and non-U.S. tax purposes, Seller and Buyer shall treat (i) the transactions contemplated by the Transaction Documents as a sale of the Purchased Receivables and (ii) any and all amounts remitted by Seller to Buyer after the Closing Date pursuant to Section 7.2(a) or otherwise under this Agreement as having been received by Seller as agent for Buyer, unless otherwise required by a final determination as defined in Section 1313(a) of the Code or any corresponding provision of state, local, or non-U.S. Applicable Law. If there is an inquiry by any Governmental Authority of Seller or Buyer related to this Section 6.2, Seller and Buyer shall cooperate with each other in responding to such inquiry in a commercially reasonable manner consistent with this Section 6.2.

(b)Withholding Certificates. Each party hereto agrees (i) to notify the other party promptly in writing if (A) such party becomes ineligible to use or deliver any Applicable Withholding Certificate or other tax form previously delivered pursuant to this Agreement, or (B) any Applicable Withholding Certificate or other tax form previously delivered pursuant to this Agreement ceases to be accurate or complete, (ii) to provide (to the extent it is legally eligible to do so) an updated IRS Form W-9 to the other party whenever required in order for such party to have on file a duly completed and valid IRS Form W-9, and (iii) to provide any additional tax forms that the other party may reasonably request.

(c)Withholding. Buyer and Seller acknowledge and agree that, under Applicable Law in effect as of the date hereof, no taxes are expected to be deducted or withheld from payments under this Agreement provided the parties deliver the Withholding Certificates contemplated by Section 6.2(b). Buyer and Seller shall each be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable under this Agreement (but for this sentence) any amounts that it is required to deduct or withhold under Applicable Law with respect thereto; provided that if Buyer or Seller shall be required to withhold or deduct any such tax, it shall remit (or cause to be remitted) any amount withheld or deducted pursuant to this Section 6.2 to the relevant taxing authority (and such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid). Notwithstanding the foregoing or anything to the contrary in this Agreement, if amounts are deducted or withheld from amounts payable to Buyer (or to Seller pursuant to Section 2.15 of the Sale Agreement or Section 5.f of the Marketing Agreement that result in a reduction of the Purchased Receivables) in respect of an Indemnified Tax, Seller shall make a payment to Buyer so that, after all such required deductions and withholdings in respect of any Indemnified Tax attributable to amounts payable or that would be payable to Buyer hereunder (including any deductions and withholdings required with respect to any additional payments under this Section 6.2), Buyer receives an amount equal to the amount that it would have received had no deductions or withholdings on account of Indemnified Taxes been made. Buyer shall use commercially reasonable efforts to obtain a refund or credit in respect of any Indemnified Tax, and to the extent that the Buyer obtains such refund or tax credit that actually reduces cash taxes payable by Buyer (a “Cash Tax Savings”) attributable to such Indemnified Tax in the year the relevant payment was made or in the immediately following year, Buyer shall reimburse Seller an amount equal to such refund or Cash Tax Savings (less reasonable expenses incurred in obtaining such refund or credit).

(d)Cooperation. Each of Buyer and Seller shall cooperate and provide, or cause to be provided, to the other party such assistance as may reasonably be necessary to enable the applicable recipient party to claim any exemption or credit in respect of any amounts withheld pursuant to this Section 6.2. Each of Buyer and Seller shall furnish to the other party proper evidence of the taxes paid by it to the relevant taxing authority on behalf of the recipient party.

Section 6.3Further Actions. From and after the Closing, each of Buyer and Seller shall, at the expense of the requesting party, execute and deliver such additional documents, certificates and instruments, and perform such additional acts, as may be reasonably requested and necessary or appropriate to carry out all of the provisions of this Agreement and to give full effect to and consummate the transactions contemplated by this Agreement, including to (a) perfect the sale, assignment, transfer and conveyance of the Purchased Receivables to Buyer pursuant to this Agreement, (b) create, evidence and perfect Buyer’s security interest granted pursuant to Section 2.4 and (c) enable Buyer to exercise or enforce any of Buyer’s rights under any Transaction Document to which Buyer is party (subject to, in the case of clause (c), [***]).

Section 6.4Escrow Agreement. The parties agree to negotiate and enter into the Escrow Agreement within [***] Business Days of the Closing Date.

Section 6.5Vertical Instruction Letter. On the effective date of the Escrow Agreement, Seller shall deliver to Buyer and Vertical an instruction letter, in substantially the form of Exhibit D attached hereto (the “Vertical Instruction Letter”), duly executed by Seller, instructing Vertical to pay 100% of all payments due to Seller under the Sale Agreement and the Marketing Agreement to the Escrow Account (for purposes of clarity, Seller and Buyer agree to instruct the Escrow Agent that $[***] of the payments under Sections 2.12 and 2.13 of the Sale Agreement and Section 5.a of the Marketing Agreement payable to Seller in respect of Net Sales made during the fourth calendar quarter of 2023 shall be payable to Buyer out of the Escrow Account and the portion of such payments in excess of $[***] shall be payable to Seller out of the Escrow Account). Prior to the termination of this Agreement pursuant to Section 9.1, Seller shall not, without Buyer’s prior written consent, deliver any further directions relating to payment of the Receivables to Vertical.

Section 6.6Public Announcements. Except (a) for a press release previously approved in form and substance by Seller and Buyer, or any other public announcement using substantially the same text as such press release, and (b) for a public disclosure in accordance with Section 6.1(c)(ii)(D) and the last paragraph of Section 6.1(c)(ii), neither party hereto shall, and each party hereto shall cause its Affiliates not to, without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), issue any press release or make any other public disclosure with respect to this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby.

Section 6.7Vertical Notice and Waiver. For a period of 30 days following receipt by Vertical of the Vertical Notice and Waiver delivered by Seller, Seller shall use commercially reasonable efforts to obtain Vertical’s duly authorized signature to such Vertical Notice and Waiver.

Article VII

Covenants Relating to the Sale Agreement AND MARKETING Agreement

Section 7.1Performance of Sale Agreement and Marketing Agreement.

(a)Seller agrees that it shall (i) comply in all material respects with its obligations under each of the Sale Agreement and the Marketing Agreement, (ii) not take any action or forego any action that would reasonably be expected to constitute a material breach or default under the Sale Agreement or the Marketing Agreement and (iii) use Commercially Reasonable Efforts to cure any such breach by Seller of the Sale Agreement or the Marketing Agreement, (iv) not forgive, release or compromise any amount owed to or becoming owed to Seller under the Sale Agreement in respect of the Receivables, without the prior written consent of Buyer, and (v) not, without the prior written consent of Buyer, (A) exercise any right to offset the Receivables, or modify the Receivables or terminate the Sale Agreement or the Marketing Agreement, in whole or in part, (B) agree with Vertical to offset the Receivables, or modify the Receivables or terminate the Sale Agreement or Marketing Agreement, in whole or in part, or (C) take, or permit any Affiliate or sublicensee of Seller or Vertical to take, any action that would reasonably be expected to give Vertical the right to offset the Receivables, or modify the Receivables or terminate the Sale Agreement or Marketing Agreement, in whole or in part. Subject to the foregoing, promptly, and in any event within [***] Business Days, following receipt by Seller of any written notice of breach by Seller or of termination of the Sale Agreement or Marketing Agreement, Seller shall furnish a true, correct and complete copy of the same to Buyer.

(b)Seller shall not, without the prior written consent of Buyer, grant or withhold any consent, exercise or waive any right, obligation or option or fail to exercise any right, obligation or option in respect of, affecting or relating to the Receivables, the Product, the Sale Agreement, or the Marketing Agreement in any manner that would reasonably be expected (with or without the giving of notice or the passage of time, or both) to have a Seller Material Adverse Effect or conflict with, or cause a termination, breach or default under the Sale Agreement.

Section 7.2Misdirected Payments; Setoffs.

(a)Misdirected Payments.

(i)If Seller shall, notwithstanding the provisions of the Vertical Instruction Letter, receive any Purchased Receivables, Seller shall promptly, and in any event no later than [***] Business Days after such receipt, remit to Buyer such Purchased Receivables.

(ii)If Buyer shall receive any payment under the Sale Agreement or the Marketing Agreement that does not consist entirely of Purchased Receivables, Buyer shall promptly, and in any event no later than [***] Business Days after such receipt remit to Seller the portion, if any, of such payment that does not constitute Purchased Receivables.

(b)Vertical Setoffs. If Vertical exercises a Vertical Setoff against the Purchased Receivables, then Seller shall promptly, and in any event no later than [***] calendar days following the payment of the Purchased Receivables affected by such Vertical Setoff, make a true-up payment to Buyer pursuant to this Section 7.2(b) such that Buyer receives the full amount of the Purchased Receivables payment that would have been paid to Buyer had such Vertical Setoff not occurred. Notwithstanding anything to the contrary herein, to the extent Seller shall have made a true-up payment to Buyer pursuant to this Section 7.2(b) in respect of any Vertical Setoff, any subsequent payment received from Vertical in respect, and to the extent, of such Vertical Setoff shall not be included in the Purchased Receivables, such that the subsequent payment is included in the Excluded Assets. For all purposes hereunder, any true-up payment made pursuant to this Section 7.2(b) will be treated as paid with respect to the Purchased Receivables for U.S. federal income tax purposes to the fullest extent permitted by Applicable Law. For the avoidance of doubt, withholding taxes (including any withholding taxes deducted by Vertical from payments under the Sale Agreement pursuant to 2.15 of the Sale Agreement or Section 5.f of the Marketing Agreement) shall not be treated as a Vertical Setoff.

(c)Remittances. All remittances pursuant to this Section 7.2 shall be made (i) without setoff or deduction of any kind (except as required by Applicable Law) and (ii) by wire transfer of immediately available funds to such account designated by Seller or Buyer, as applicable, for distributions under the Escrow Agreement or to such other account as Seller or Buyer, as applicable, may designate in writing (such designation to be made at least [***] Business Days prior to any such payment), as the case may be.

(d)Payments Held In Trust. Each party hereto agrees that it shall hold any amounts received by it to which the other party is entitled under this Agreement in trust for the benefit of the other party and agrees that it shall have no right, title or interest whatsoever in such amounts.

Section 7.3Vertical Reports; Notices; Correspondence.

(a)Promptly, and in any event no later than [***] Business Days, following the receipt by Seller of (i) Vertical Reports required to be delivered pursuant to the Sale Agreement or the Marketing Agreement or (ii) any written notice or material written correspondence from or on behalf of Vertical or any of its Affiliates or the DoD relating to, or involving, the Purchased Receivables (including, for purposes of clarity, any written results of any audit delivered by Vertical to Seller pursuant to Section 2.18 of the Sale Agreement or Section 5.d of the Marketing Agreement, as applicable) or that would reasonably be expected to result in a Seller Material Adverse Effect, or (iii) any written notice or material written correspondence from or on behalf of Vertical or any of its Affiliates or the DoD relating to, or involving, the Sale Agreement or the Marketing Agreement, Seller shall furnish a true and correct copy of the same to Buyer.

(b)Seller shall not send (i) any written notice or material written correspondence to Vertical or any of its Affiliates or the DoD relating to, or involving, the Purchased Receivables or that would reasonably be expected to result in a Seller Material Adverse Effect, or (ii) any written notice or material written correspondence to Vertical or any of its Affiliates or the DoD relating to, or involving, the Sale Agreement or the Marketing Agreement, in each case, pursuant to the Sale Agreement or the Marketing Agreement without the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed). Seller shall promptly, and in any event no later than [***] Business Days, provide to Buyer a copy of any notice or material correspondence sent by Seller to Vertical relating to, or involving, the Purchased Receivables, the Sale Agreement or the Marketing Agreement, or that would reasonably be expected to result in a Seller Material Adverse Effect, in each case, pursuant to the Sale Agreement or the Marketing Agreement. Seller shall use Commercially Reasonable Efforts to respond to any reasonable written inquiries of Buyer related to or involving the Purchased Receivables, which for purposes of clarity shall not require Seller to [***].

Section 7.4Audits of Vertical.

(a)Consultation. Seller and Buyer shall consult with each other regarding the timing, manner and conduct of (i) any audit of Vertical’s books of accounts and other records with respect to the Purchased Receivables pursuant to Section 2.18 of the Sale Agreement or Section 5.d of the Marketing Agreement and (ii) any dispute with respect to a Vertical Report.

(b)Audits.

(i)If requested in writing by Buyer, Seller shall cause an independent, certified public accountant reasonably acceptable to Vertical to audit Vertical’s books of accounts and other records with respect to the Purchased Receivables pursuant to Section 2.18 of the Sale Agreement or Section 5.d of the Marketing Agreement, as applicable; provided, however, that Buyer shall not be entitled to request such an audit more frequently than [***], unless [***] is expressly permitted under the terms of Section 2.18 of the Sale Agreement or Section 5.d of the Marketing Agreement, as applicable. With respect to any such audit, Seller shall select such independent, certified public accountant as Buyer shall recommend for such purpose (as long as such independent, certified public accountant is reasonably acceptable to Seller and Vertical). Subject to the last sentence of this Section 7.4(b)(i), all of the expenses of any such audit requested by Buyer under this Section 7.4(b)(i) (including the fees and expenses of any independent, certified public accountant) that would otherwise be borne by Seller pursuant to the Sale Agreement or the Marketing Agreement shall instead be borne (as such expenses are incurred) by Buyer. If, following the completion of such an audit, Vertical is obligated to bear the costs of such audit pursuant to Section 2.18 of the Sale Agreement or Section 5.d of the Marketing Agreement, Buyer shall be entitled to 100% of the amounts received from Vertical for such costs (or 50% in the case of a Seller Participated Audit, with Seller being entitled to the other 50% in the case of a Seller Participated Audit). Notwithstanding the above, upon reasonable request of Seller, any audit initiated at the request of Buyer pursuant to this Section 7.4(b)(i) may include such additional matters as reasonably requested by Seller (such audit, a “Seller Participated Audit”); provided that half of the expenses of a Seller Participated Audit shall be borne by Seller (as such expenses are incurred).

(ii)Seller shall not request an audit under Section 2.18 of the Sale Agreement or Section 5.d of the Marketing Agreement without the prior written consent of Buyer. Subject to the last sentence of this Section 7.4(b)(ii), all of the expenses of any audit requested by Seller under this Section 7.4(b)(ii) (including the fees and expenses of such independent public accounting firm designated for such purpose) shall be borne by Seller (if and as such expenses are incurred). Notwithstanding the above, upon reasonable request of Buyer, any audit initiated at the request of Seller pursuant to this Section 7.4(b)(ii) may include such additional matters as reasonably requested by Buyer (such audit, a “Buyer Participated Audit”); provided that (A) half of the expenses of a Buyer Participated Audit shall be borne by Buyer (as such expenses are incurred) and (B) if, following the completion of such an audit, Vertical reimburses Seller for the costs of such audit pursuant to Section 2.18 of the Sale Agreement or Section 5.d of the Marketing Agreement, Buyer shall be entitled to [***] of the amount of such reimbursement received from Vertical.

(iii)If, following the completion of an audit of Vertical under Section 7.4(b)(i) or Section 7.4(b)(ii), as applicable, Vertical is required to pay for underpayment of the Receivables, such payment shall be first used to reimburse for all of the expenses as provided in Section 7.4(b)(i) or Section 7.4(b)(ii), as applicable, and the remainder shall be distributed as Purchased Receivables to Buyer and, if applicable, Retained Interests to Seller.

(iv)If, following the completion of an audit of Vertical under Section 7.4(b)(i) or Section 7.4(b)(ii), as applicable, Seller is required to reimburse Vertical for overpayment of Purchased Receivables and, if applicable, Retained Interests, then (A) Buyer shall promptly (and in any event within [***] Business Days following receipt of a request from Seller) pay to Seller for further distribution to Vertical the portion of such overpaid amount that was actually paid to Buyer, and Seller shall promptly (and in any event within [***] Business Days following receipt of such amount from Buyer) pay such amount to Vertical in accordance with Section 2.18 of the Sale Agreement or Section 5.d of the Marketing Agreement, as applicable, and promptly (and in any event within [***] Business Days) after making such payment provide documentation to Buyer evidencing that such payment was made, and (B) if applicable, Seller shall promptly (and in any event within [***] Business Days following provision of such evidence) reimburse Vertical for the portion of such overpaid amount that was actually paid to Seller and shall promptly (and in any event within [***] Business Days) after making such payment provide documentation to Buyer evidencing that such payment was made. In the event that (1) Buyer fails to pay Seller for the portion of such overpaid amount that was actually paid to Buyer within the time specified in the preceding sentence and Seller subsequently pays such amount to Vertical on Buyer’s behalf and provides documentation to Buyer evidencing that payment was made, Seller shall be entitled to recoup an amount equal to the amount not paid by Buyer, together with any late fee in respect thereof in accordance with Section 2.5, from the Purchased Receivables; or (2) Seller fails to reimburse Vertical for the portion of such overpaid amount that was actually paid to Seller within the time specified in the preceding sentence and Buyer subsequently pays such amount to Vertical on Seller’s behalf and provides documentation to Seller evidencing that such payment was made, Buyer shall be entitled to recoup an amount equal to the amount not paid by Seller from the Retained Interests, in each case ((1) and (2)) by giving one or more unilateral written instructions to the Escrow Agent to deduct from amounts deposited into the Escrow Account that would otherwise be distributable to Buyer or Seller, respectively, in respect of the Purchased Receivables or Retained Interests, respectively (each, a “Recoupment Instruction”), an amount equal to the sum of such unpaid amount and any late fee in respect thereof calculated in accordance with Section 2.5, if applicable, and to cause the Escrow Agent to distribute such amount to Seller or Buyer, respectively.

Section 7.5Amendment of Sale Agreement and Marketing Agreement. Seller shall provide Buyer a copy of any proposed amendment, supplement, modification or waiver (a “Modification”) of any provision of the Sale Agreement or the Marketing Agreement as soon as practicable and in any event not less than [***] Business Days prior to the date Seller proposes to execute such Modification. Seller shall not, without the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed), execute or agree to execute any proposed Modification. Promptly, and in any event within [***] Business Days, following receipt by Seller of a fully executed Modification of the Sale Agreement or the Marketing Agreement, Seller shall furnish a true, correct, and complete copy of such Modification to Buyer.

Section 7.6Enforcement of Sale Agreement and Marketing Agreement.

(a)Notice of Vertical Breaches. Promptly, and in any event within [***] Business Days after Seller becoming aware of a breach of, or an alleged breach of, the Sale Agreement or the Marketing Agreement by Vertical, or of the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, would reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to a breach of the Sale Agreement or the Marketing Agreement by Vertical or the right to terminate the Sale Agreement or the Marketing Agreement (in whole or in part) by Seller, in each case Seller shall promptly (but in any event within [***] Business Days) provide notice of such breach or termination event to Buyer describing in reasonable detail the relevant breach or termination event. In addition, Seller shall provide Buyer a copy of any written notice of breach or alleged breach of the Sale Agreement or the Marketing Agreement as soon as practicable and in any event not less than [***] Business Days following such delivery.

(b)Enforcement of Sale Agreement and Marketing Agreement. Seller shall consult with Buyer regarding the breach or termination event referred to in Section 7.6(a) and as to the timing, manner and conduct of any enforcement of Vertical’s obligations under the Sale Agreement or the Marketing Agreement relating thereto. Following such consultation, Seller shall, as reasonably instructed by Buyer, exercise such rights and remedies relating to such breach as shall be available to Seller, whether under the Sale Agreement or the Marketing Agreement or by operation of Applicable Law, and use Commercially Reasonable Efforts to enforce compliance by Vertical with the relevant provisions of the Sale Agreement or the Marketing Agreement. In connection with any enforcement of Vertical’s obligations under the Sale Agreement or the Marketing Agreement pursuant to this Section 7.6, Seller shall employ such counsel as Buyer shall recommend for such purpose (as long as such counsel is reasonably acceptable to Seller), and shall provide Buyer with access to such counsel for such purpose. Seller agrees to keep Buyer reasonably informed of any such enforcement and to provide copies as soon as practicable, but in any event within [***] Business Days following Seller’s receipt or delivery of any and all filings, notices and written communications relating thereto.

(c)Allocation of Proceeds and Costs of Enforcement.

(i)The proceeds from any enforcement of Vertical’s obligations under the Sale Agreement or the Marketing Agreement pursuant to this Section 7.6, after deduction and reimbursement to Buyer and Seller of all costs and expenses (including reasonable and documented attorneys’ fees and expenses) incurred by Buyer and Seller in connection with such enforcement, shall be, promptly (and in any event within [***] Business Days) following the receipt of such proceeds, allocated as follows: proceeds, to the extent relating to [***] shall be allocated to Buyer, and proceeds, to the extent relating to the [***] shall be allocated to Seller.

(ii)All costs and expenses (including reasonable and documented attorneys’ fees and expenses) of Buyer and Seller of any enforcement by Seller of Vertical’s obligations under the Sale Agreement or the Marketing Agreement pursuant to this Section 7.6 incurred on or prior to the Stepdown Date (“Pre/At Stepdown Date Enforcement Costs”) shall be borne [***]% by Buyer. Seller shall provide written notice to Buyer from time to time of any Pre/At Stepdown Date Enforcement Costs incurred by Seller, together with reasonable documentation evidencing such Pre/At Stepdown Date Enforcement Costs (each, and together with such documentation, a “Pre/At Stepdown Date Enforcement Costs Notice”). Buyer shall promptly (and in any event within ten Business Days) following Buyer’s receipt of a Pre/At Stepdown Date Enforcement Costs Notice reimburse Seller for the undisputed amount of Pre/At Stepdown Date Enforcement Costs set forth in such Pre/At Stepdown Date Enforcement Costs Notice. In the event that Buyer fails to pay Seller the undisputed amount of such Pre/At Stepdown Date Enforcement Costs within the time specified in the preceding sentence, Seller may issue a Recoupment Instruction to the Escrow Agent to recoup from amounts that would otherwise be distributable to Buyer in respect of the Purchased Receivables an amount equal to the sum of the undisputed, unpaid amount of such Pre/At Stepdown Enforcement Costs and any late fee in respect thereof calculated in accordance with Section 2.5, and cause the Escrow Agent to distribute such amount to Seller.

(iii)All costs and expenses (including reasonable and documented attorneys’ fees and expenses) of Buyer and Seller of any enforcement by Seller of Vertical’s obligations under the Sale Agreement or the Marketing Agreement pursuant to this Section 7.6 incurred after the Stepdown Date (“Post Stepdown Date Enforcement Costs”) shall be borne [***]%. Following the Stepdown Date, Seller or Buyer, as applicable (the “Notifying Party”) shall provide written notice to the other party (the “Reimbursing Party”) from time to time of any Post Stepdown Date Enforcement Costs incurred by the Notifying Party, together with reasonable documentation evidencing such Post Stepdown Date Enforcement Costs (each, and together with such documentation, a “Post Stepdown Date Enforcement Costs Notice”). The Reimbursing Party shall promptly (and in any event within ten Business Days) following the Reimbursing Party’s receipt of a Post Stepdown Date Enforcement Costs Notice reimburse the Notifying Party for the undisputed amount of that portion of the Post Stepdown Date Enforcement Costs set forth in such Post Stepdown Date Enforcement Costs Notice (the “Applicable Amount”) as required so that, after giving effect to such payment (including any previous such payments and any Post Stepdown Date Enforcement Costs borne directly by the Reimbursing Party), the Notifying Party and the Reimbursing Party shall have [***]% of the aggregate Post Stepdown Date Enforcement Costs incurred by Buyer and Seller as of the date of such payment. In the event that the Reimbursing Party fails to pay the Notifying Party the undisputed Applicable Amount within the time specified in the preceding sentence, the Notifying Party may issue a Recoupment Instruction to the Escrow Agent to recoup from amounts that would otherwise be distributable to the Reimbursing Party in respect of the Purchased Receivables or Retained Interests, as applicable, an amount equal to the sum of the undisputed, unpaid Applicable Amount and any late fee in respect thereof calculated in accordance with Section 2.5, and cause the Escrow Agent to distribute such amount to the Notifying Party.

In connection with the foregoing, the party receiving a Pre/At Stepdown Date Enforcement Costs Notice or Post Stepdown Date Enforcement Costs Notice shall have ten Business Days to deliver a written response to the other party disputing the amount of any Pre/At Stepdown Date Enforcement Costs or Post Stepdown Date Enforcement

Costs included in such Pre/At Stepdown Date Enforcement Costs Notice or Post Stepdown Date Enforcement Costs Notice, as applicable. If no such written response is delivered to the party that delivered the Pre/At Stepdown Date Enforcement Costs Notice or Post Stepdown Date Enforcement Costs Notice, as applicable, within such ten Business Day period, the amount of such Pre/At Stepdown Date Enforcement Costs or Post Stepdown Date Enforcement Costs, as applicable, shall be deemed undisputed for the purposes of this Section 7.6(c). If a written response is delivered to the party that delivered the Pre/At Stepdown Date Enforcement Costs Notice or Post Stepdown Date Enforcement Costs Notice, as applicable, within such ten Business Day period, any portion of the Pre/At Stepdown Date Enforcement Costs or Post Stepdown Date Enforcement Costs to which the party delivering the written response has agreed in such written response shall be undisputed for purposes of this Section 7.6(c) and, as to any portion that is disputed by the party delivering such written response, if such dispute has not been resolved within twenty Business Days following delivery of such written response, each party shall have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 10.11.

Notwithstanding the foregoing, all costs and expenses (including reasonable and documented attorneys’ fees and expenses) of Buyer and Seller of any enforcement by Seller of Vertical’s obligations under the Sale Agreement or the Marketing Agreement pursuant to this Section 7.6 shall be borne 100% by Seller if such breach or termination event results from a breach of the Sale Agreement or the Marketing Agreement by Seller. Nothing contained herein shall limit Buyer from retaining, at its sole cost, separate outside counsel who shall be permitted, where reasonably practical, to consult with the lead counsel selected pursuant to Section 7.6(b) for such enforcement.

Section 7.7Preservation of Rights; Assignments. Seller shall not hereafter sell, transfer, hypothecate, delegate, assign or in any manner convey or mortgage, pledge or grant a security interest or other encumbrance of any kind in any of its rights, title or interest in and to, or duties under, all or any portion of the Sale Agreement or the Marketing Agreement without the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed). Promptly, and in any event within [***] Business Days following receipt by Seller of a written request from Vertical for consent to assign or prior written notice of an assignment of the Sale Agreement or the Marketing Agreement (in whole or in part), Seller shall provide notice thereof to Buyer. Promptly (and in any event no later than [***] Business Days) following Seller’s receipt of any fully executed assignment of the Sale Agreement or the Marketing Agreement by Vertical, Seller shall furnish a copy of such assignment to Buyer.

Section 7.8Change of Control. In the event (a) either (i) Seller consummates a reverse merger or similar transaction whereby Seller issues a majority of its voting stock to the equityholders of a third party (which equityholders, in connection with such transaction, become the holders of a majority of the outstanding voting stock of Seller either at the closing of the merger or upon the subsequent conversion of securities issued in the merger) and such third party becomes a wholly-owned subsidiary of Seller or merges with the Seller (a “Reverse Merger”) or (ii) immediately following a Change of Control, Seller or any of its Affiliates (excluding any acquiror of Seller, if applicable) is no longer the performing party under the Marketing Agreement, and (b) aggregate DoD Net Sales for the succeeding four calendar quarters (beginning with the first calendar quarter that begins following the calendar quarter in which the Reverse Merger or Change of Control, as applicable, occurs) are [***]% or more less than aggregate DoD Net Sales for the four calendar quarters ending on the last day of the calendar quarter in which the Reverse Merger or Change of Control, as applicable, occurs (or such shorter period from the time the first DoD Net Sales occurred to the last day of the calendar quarter in which the Reverse Merger or Change of Control, as applicable, occurs), then, following the Stepdown Date (x) clause (b)(i) of the definition of “Purchased Receivables” hereunder shall be deemed automatically modified, without any further action of the parties hereto, to replace each occurrence of “[***]” with “[***]”; and (y) clause (a) of the definition of “Retained Interests” hereunder shall be deemed automatically modified, without any further action of the parties hereto, to replace each occurrence of “[***]” with “[***]” (the “Change of Control Adjustment”). In addition, the parties agree that in the event that Buyer has received payments of Purchased Receivables and Seller has received payments of Retained Interests, in each case after the Stepdown Date but prior to the time when a Change of Control Adjustment is determined to apply (collectively, the “Affected Receivables”), the parties agree to reconcile such Affected Receivables to the extent necessary to give effect to the Change of Control Adjustment as if it had been in effect as of the Stepdown Date by appropriately adjusting the amount of subsequent distributions from the Escrow Account of Purchased Receivables and Retained Interests.

As an example:

1.Change of Control (immediately following which, Seller or any of its Affiliates (excluding Seller’s acquiror, if applicable) is no longer the performing party under the Marketing Agreement) occurs on February 1, 2025.

2.During the preceding four calendar quarters ending on the last day of the calendar quarter in which the Change of Control occurs (i.e., the four calendar quarters commencing April 1, 2024 and ending March 31, 2025), aggregate DoD Net Sales were $[***].

3.During the four succeeding calendar quarters commencing with the first calendar quarter that begins following the calendar quarter in which the Change of Control occurs (i.e., the four calendar quarters commencing April 1, 2025 and ending March 31, 2026), aggregate DoD Net Sales were $[***], which amount is determined on April 30, 2026, the date that Vertical provides the DoD Payment Report (as defined in the Marketing Agreement) for the calendar quarter ending March 31, 2026. Since the aggregate DoD Net Sales for the four succeeding calendar quarters of $[***] is [***]% or more lower than the $[***] of aggregate DoD Net Sales in the preceding four calendar quarters, the date of this determination, April 30, 2026, is the date that the Change of Control Adjustment is deemed to have occurred.

4.Stepdown Date occurred September 30, 2025.

5.Affected Receivables. Following the Stepdown Date (September 30, 2025) and prior to the time of the Change of Control Adjustment (April 30, 2026), Buyer received Purchased Receivables of $[***] and Seller received Retained Interests of $[***], all of which (for sake of simplicity in this example) were payments under Section 2.13 of the Sale Agreement and Section 5.a of the Marketing Agreement (and so each of Buyer and Seller received [***]% of the total $[***] of Affected Receivables for the period following September 30, 2025 and prior to April 30, 2026, in accordance with clause (b)(i) of the definition of Purchased Receivables and clause (a) of the definition of Retained Interests). To give effect to the Change of Control Adjustment in respect of the Affected Receivables, Buyer should have received [***]% of the $[***], or $[***] (i.e., Buyer should have received $[***] more than it received) and Seller should have received [***]% of the $[***], or $[***] (i.e., Seller should have received $[***] less than it received).

6.Reconciliation from Next Payment: For the calendar quarter ended June 30, 2026 and the corresponding payment to be made on July 31, 2026, there is $[***] paid to the Escrow Account and it is all (for sake of simplicity) payments under Section 2.13 of the Sale Agreement and Section 5.a of the Marketing Agreement. Giving effect to the Change of Control Adjustment for this quarter, the $[***] is allocated [***]% to Buyer ($[***]) and [***]% to Seller ($[***]). In addition, to reconcile for the Affected Receivables (i.e., to give effect to the Change of Control Adjustment for those Affected Receivables), the parties will instruct the Escrow Agent to deduct $[***] from the amount that would have been paid to Seller and instead pay that amount to Buyer, so that, for this payment distribution, the Escrow Agent will distribute to Buyer a total of $[***] and will distribute to Seller a total of $[***].

7.For succeeding payments of Purchased Receivables and Retained Interests, the distributions will be made giving effect to the Change of Control Adjustment (i.e., the [***]% Buyer / [***]% Seller split with respect to the applicable payments under clause (b)(i) of the Purchased Receivables definition and clause (a) of the Retained Interests definition).

Article VIII

Indemnification

Section 8.1Obligation of Parties to Indemnify.

(a)Indemnification by Seller. Subject to the limitations set forth in this Article VIII, from and after the Closing, Seller shall indemnify Buyer, its Affiliates, and their Representatives (each, a “Buyer Indemnified Party)” against any and all losses, liabilities, expenses (including reasonable and documented attorneys’ fees and expenses in connection with any third party action, suit or proceeding) and damages (collectively, “Losses”) incurred by such Buyer Indemnified Party, to the extent arising or resulting from any of the following:

(i)any breach of any representation or warranty made by Seller in the Transaction Documents;

(ii)any breach of any covenant or agreement of Seller contained in the Transaction Documents;

(iii)any Recipient Confidentiality Breach by any Person who receives Confidential Information from or on behalf of Seller under Section 6.1; and

(iv)the Excluded Assets and the Excluded Liabilities and Obligations.

The foregoing shall exclude any Losses of any Buyer Indemnified Party to the extent resulting from (A) the bad faith, gross negligence, intentional misrepresentation, willful misconduct or fraud of any Buyer Indemnified Party, (B) any matter in respect of which any Seller Indemnified Party would be entitled to indemnification under Section 8.1(b), or (C) acts or omissions of Seller taken (or omitted to be taken) based upon the express written instructions from any Buyer Indemnified Party. Any amounts determined to be due to any Buyer Indemnified Party hereunder in accordance with and subject to the terms, conditions and procedures of this Article VIII shall (if not otherwise paid) be payable by Seller to such Buyer Indemnified Party within [***] Business Days following written demand delivered to Seller by such Buyer Indemnified Party.

(b)Indemnification by Buyer. Subject to the limitations set forth in this Article VIII, from and after the Closing, Buyer shall indemnify Seller, its Affiliates, and their Representatives (each, a “Seller Indemnified Party”) against any and all Losses incurred by such Seller Indemnified Party, to the extent arising or resulting from any of the following:

(i)any breach of any representation or warranty made by Buyer in the Transaction Documents;

(ii)any breach of any covenant or agreement of Buyer contained in the Transaction Documents; and

(iii)any Recipient Confidentiality Breach by any Person who receives Confidential Information from or on behalf of Buyer under Section 6.1.

The foregoing shall exclude any Losses of any Seller Indemnified Party to the extent resulting from (A) the bad faith, gross negligence, intentional misrepresentation, willful misconduct or fraud of any Seller Indemnified Party, (B) any matter in respect of which any Buyer Indemnified Party would be entitled to indemnification under Section 8.1(a), or (C) acts or omissions of Buyer taken (or omitted to be taken) based upon the express written instructions from any Seller Indemnified Party. Any amounts determined to be due to any Seller Indemnified Party hereunder in accordance with and subject to the terms, conditions and procedures of this Article VIII shall (if not otherwise paid) be payable by Buyer to such Seller Indemnified Party within [***] Business Days following written demand delivered to Buyer by such Seller Indemnified Party.

Section 8.2Procedures Relating to Indemnification for Third Party Claims.

(a)Notice of Third Party Claim. In order for a party (an “Indemnified Party”) to be entitled to any indemnification under this Article VIII in respect of Losses arising out of or involving a claim or demand made by any Person other than Buyer or Seller against a Buyer Indemnified Party or a Seller Indemnified Party, as applicable (a “Third Party Claim”), the Indemnified Party must notify the party from whom indemnification is sought under this Article VIII (the “Indemnifying Party”) promptly in writing (including in such notice a brief description of the Third Party Claim, including damages sought or estimated, to the extent actually known or reasonably capable of estimation by the Indemnified Party); provided, however, that the failure to promptly provide such notice shall not affect the indemnification provided under this Article VIII except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(b)Defense of Third Party Claims. The Indemnifying Party shall be entitled to participate in the defense of the Third Party Claim and, if it so chooses, to assume the defense thereof, at its own expense, with counsel selected by the Indemnifying Party; provided, that such counsel is not reasonably objected to by the Indemnified Party. If the Indemnifying Party elects to assume the defense of any Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, except that, if the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Claim, the Indemnified Party may hire its own separate counsel (provided that such counsel is not reasonably objected to by the Indemnifying Party) with respect to such Third Party Claim and the related action or suit, and the reasonable fees and expenses of such counsel shall be considered Losses for purposes of this Agreement. The Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such action or suit through counsel chosen by the Indemnified Party, provided that such counsel is not reasonably objected to by the Indemnifying Party and, except in the circumstances described in the immediately preceding sentence, the fees and expenses of such counsel shall be borne by the Indemnified Party. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party in the defense of a Third Party Claim (which shall all be considered Losses for purposes of this Agreement) for any period during which the Indemnifying Party has not assumed the defense thereof (other than during the period prior to the time the Indemnified Party shall have notified the Indemnifying Party of such Third Party Claim).

(c)Cooperation. The parties hereto shall cooperate in the defense or prosecution of any Third Party Claim, with such cooperation to include (i) the retention of and the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder. Neither the Indemnified Party nor the Indemnifying Party shall consent (such consent not to be unreasonably withheld or delayed) to the entry of any judgment, settlement, compromise or discharge of such Third Party Claim without the prior written consent of the other; provided that the consent of the Indemnified

Party shall not be required if such judgment, settlement, compromise or discharge (A) does not involve any non-monetary penalties (other than customary and reasonable confidentiality obligations relating to such claim, judgment, settlement, compromise or discharge), (B) results in the complete and unconditional release of the Indemnified Party from all liabilities arising out of, relating to or in connection with such Third Party Claim and (C) does not involve a finding or admission of any fault, culpability, failure to act, violation of any law, rule, regulation or judgment, or the rights of any Person by the Indemnified Party, and has no effect on any other claims that may be made against the Indemnified Party.

Section 8.3Procedures Relating to Indemnification for Other Claims. In order for an Indemnified Party to be entitled to any indemnification under this Article VIII in respect of Losses that do not arise out of or involve a Third Party Claim, the Indemnified Party must notify the Indemnifying Party promptly in writing (a “Claim Notice”) (including in such notice a brief description of the claim for indemnification and the Loss, including damages sought or estimated, to the extent actually known or reasonably capable of estimation by the Indemnified Party (the “Claim Amount”)); provided, however, that the failure to promptly provide such notice shall not affect the indemnification provided under this Article VIII except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure. Within [***] Business Days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (a “Claim Notice Response”) in which the Indemnifying Party shall either (a) agree that the Indemnified Party is entitled to receive the Claim Amount (in which case such response shall be accompanied by a payment to the Indemnified Party of the Claim Amount by the Indemnifying Party by wire transfer of immediately available funds); (b) agree that the Indemnified Party is entitled to receive part, but not all, of the Claim Amount (the amount so agreed in (a) or (b), the “Agreed Amount”) (in which case such response shall be accompanied by a payment to the Indemnified Party of the Agreed Amount by the Indemnifying Party by wire transfer of immediately available funds); or (c) contest that the Indemnified Party is entitled to receive any of the Claim Amount. If any such dispute described in clauses (b) or (c) of the preceding sentence is not resolved within [***] Business Days following the delivery by the Indemnifying Party of a Claim Notice Response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 10.11. If the Indemnifying Party does not deliver a timely Claim Notice Response to the Indemnified Party in accordance with the preceding sentence notifying the Indemnified Party that the Indemnifying Party disputes its liability to the Indemnified Party with respect to the Claim Amount in whole or in part or delivers a timely Claim Notice Response that disputes its liability to the Indemnified Party with respect to the Claim Amount only in part, in each case in accordance with this Section 8.3, such Claim Amount specified by the Indemnified Party in such Claim Notice, to the extent liability for such Claim Amount has not been timely disputed in a Claim Notice Response, shall be conclusively deemed a liability of the Indemnifying Party under Section 8.1(a) or Section 8.1(b), as applicable, and the Indemnifying Party shall pay the amount of such undisputed liability to the Indemnified Party promptly upon request or, in the case of any Claim Notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. For all purposes of this Section 8.3, Seller shall be entitled to deliver Claim Notices to Buyer on behalf of the Seller Indemnified Parties, and Buyer shall be entitled to deliver Claim Notices to Seller on behalf of the Buyer Indemnified Parties.

Section 8.4Limitations on Indemnification. Notwithstanding anything in this Agreement to the contrary, the aggregate amount of all Losses for which Seller or Buyer shall be liable hereunder pursuant to Section 8.1(a)(i) or Section 8.1(b)(i), respectively, shall not exceed an amount equal to the sum of: (a) [***]% of the Purchase Price, minus the Purchased Receivables actually received by Buyer, and (b) fees and expenses incurred by Buyer in enforcing its rights hereunder to the extent such fees and expenses are indemnifiable Losses under Section 8.1(a); provided that the limitations set forth in this Section 8.4 shall not apply to (i) breaches of any Fundamental Representations or (ii) Losses arising out of any bad faith, gross negligence, fraud, intentional misrepresentation or willful misconduct.

Section 8.5Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Closing solely for purposes of Section 8.1 and shall terminate on the date that is [***] years following the Closing Date; provided, however, that the Fundamental Representations shall survive until [***] days following the expiration of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof). No party hereto shall have any liability or obligation of any nature with respect to any representation or warranty after the termination thereof, unless the other party hereto shall have delivered a notice to such party, pursuant to Section 8.2(a) or Section 8.3, claiming such a liability or obligation under Section 8.1, prior to the expiration of the applicable survival period set forth in the preceding sentence.

Section 8.6No Implied Representations and Warranties; Access to Information.

(a)Buyer acknowledges and agrees that, (i) other than the express representations and warranties of Seller specifically contained in Article IV, there are no representations or warranties of Seller or any other Person either expressed or implied with respect to the Purchased Receivables or the Sale Agreement or the transactions contemplated by the Transaction Documents or otherwise; (ii) Buyer shall have no remedies in respect of, any representation or warranty not specifically set forth in Article IV; AND (III) ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING WITH RESPECT TO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, OR THE PROSPECTS OR LIKELIHOOD OF COMMERCIAL SUCCESS OF THE PRODUCT, ARE HEREBY EXPRESSLY DISCLAIMED BY SELLER. SELLER MAKES NO REPRESENTATION OR WARRANTY THAT THE PRODUCT WILL BE COMMERCIALIZED IN ANY COUNTRY OR ACHIEVE ANY PARTICULAR SALES LEVEL, WHETHER IN ANY INDIVIDUAL COUNTRY OR CUMULATIVELY THROUGHOUT THE WORLD. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT SELLER HAS NO RIGHTS OR RESPONSIBILITIES OF ANY KIND WITH RESPECT TO, AND BY VIRTUE OF THE TRANSACTIONS CONTEMPLATED BY THE TRANSACTION DOCUMENTS HAS NOT BECOME ENTITLED TO ANY RIGHTS OR ASSUMED ANY RESPONSIBILITIES OF ANY KIND WITH RESPECT TO, THE REGULATORY SUBMISSIONS FOR AND USE, SALE, DISTRIBUTION, MARKETING OR OTHER COMMERCIALIZATION ACTIVITIES WITH RESPECT TO THE PRODUCT, ALL OF THE RIGHTS AND RESPONSIBILITY FOR WHICH IS WITH VERTICAL, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE MARKETING AGREEMENT. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT SELLER SHALL HAVE NO LIABILITY TO BUYER (EXCEPT AS OTHERWISE PROVIDED HEREUNDER) WITH RESPECT TO ANY ACT OR OMISSION OF VERTICAL RELATING TO SUCH REGULATORY SUBMISSIONS AND USE, SALE, DISTRIBUTION, MARKETING OR OTHER COMMERCIALIZATION ACTIVITIES.

(b)Buyer acknowledges and agrees that Buyer has made its own investigation of the Purchased Receivables, the Sale Agreement, the Marketing Agreement, the other Related Agreements and the transactions contemplated by the Transaction Documents and has had the opportunity to ask such questions of, and to receive answers from, representatives of Seller concerning the Sale Agreement, the Marketing Agreement, the other Related Agreements, the Transaction Documents, the Purchased Receivables and the transactions contemplated by the Transaction Documents, in each case as it deemed necessary to make an informed decision to purchase the Purchased Receivables in accordance with the terms of this Agreement. Buyer acknowledges and agrees that (I) it shall have no remedies in respect of, any implied warranties and that no representation or warranty is made as to the future amount or potential amount of the Purchased Receivables, or as to the creditworthiness of Vertical (or any of its Affiliates) and (II) except as expressly set forth in any representation or warranty in Article IV, Buyer shall have no CLAIM OR RIGHT REGARDING LOSSES PURSUANT TO THIS ARTICLE VIII (OR OTHERWISE) WITH RESPECT TO ANY INFORMATION, DOCUMENTS OR MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER IN ANY DATA ROOM, PRESENTATION, INTERVIEW OR IN ANY OTHER FORM OR MANNER RELATING TO THE TRANSACTIONS CONTEMPLATED BY THE TRANSACTION DOCUMENTS, THE SALE AGREEMENT, THE MARKETING AGREEMENT OR THE OTHER RELATED AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, CLAIMS FOR BAD FAITH, GROSS NEGLIGENCE, FRAUD, INTENTIONAL MISREPRESENTATION OR WILLFUL MISCONDUCT SHALL NOT BE WAIVED OR LIMITED BY THIS SECTION 8.6.

Section 8.7Exclusive Remedy. Except in the case of (a) breaches or threatened breaches of Section 6.1, (b) the parties’ rights to recoupment under Section 7.4(b)(iv) and Section 7.6(c) and (c) Section 10.14 (including for the avoidance of doubt, for purposes of Section 6.1), the parties hereto acknowledge and agree that, from and after the Closing, the indemnification afforded by this Article VIII shall be the sole and exclusive remedy for any and all Losses awarded against or incurred or suffered by a party in connection with the transactions set forth in the Transaction Documents, including with respect to any breach of any representation or warranty made by a party in any of the Transaction Documents or any certificate delivered by a party to the other party in writing pursuant to this Agreement or any breach of or default under any covenant or agreement by a party pursuant to any Transaction Document, except that any claim or matter based upon bad faith, gross negligence, fraud, intentional misrepresentation or willful misconduct shall not be subject to or limited by this Article VIII.

Section 8.8Limitations on Damages. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, in no event shall either party hereto be liable (including, without limitation, under Section 8.1) for any (a) special, indirect, incidental, exemplary, punitive, multiple or consequential damages or (b) loss of use, business interruption, loss of any contract or other business opportunity or good will, in each case, of the other party hereto (other than any such damages or losses included in Losses for Purchased Receivables that Buyer was entitled to receive but did not receive timely or at all due to indemnifiable events under this Agreement or occasioned by any breach of the covenants or agreements set forth in Section 6.1), whether or not caused by or resulting from the actions of such party or the breach of its covenants, agreements, representations or warranties under any of the Transaction Documents (except as aforesaid) and whether in contract, tort or breach of statutory duty or otherwise, even if such party has been advised of the possibility of such damages. In connection with the foregoing, the parties hereto acknowledge and agree that (i) Buyer’s damages, if any, for any such action or claim will include Losses for Purchased Receivables that Buyer was entitled to receive or would have received absent such breach, in each case in respect of its ownership of the Purchased Receivables, as well as expenses incurred in connection with Buyer’s enforcement of this Agreement related to such breach, and (ii) Buyer shall be entitled to make claims for all such missing, delayed or diminished Purchased Receivables as Losses hereunder, and such missing, delayed or diminished payments shall not be deemed (A) special, indirect, incidental, exemplary, punitive, multiple or consequential damages or (B) loss of use, business interruption, loss of any contract or other business opportunity or good will.

Article IX

TERMINATION

Section 9.1Termination of Agreement.

(a)This Agreement may be terminated at any time prior to the Closing Date by Buyer upon the occurrence of a Seller Material Adverse Effect.

(b)Following the Closing, this Agreement shall continue in full force and effect until the date on which Buyer has received the last payment with respect to the Purchased Receivables, at which time this Agreement shall automatically terminate.

Section 9.2Effect of Termination.

(a)Upon the termination of this Agreement pursuant to Section 9.1(a), this Agreement shall become void and of no further force and effect, except for any rights, obligations or claims of either party that have accrued prior to termination; provided, however, that (i) the provisions of Article I (Definitions; Interpretation), Section 6.1 (Confidentiality) (only for the period set forth in Section 6.1(a)), Section 6.6 (Public Announcements), this Section 9.2 (Effect of Termination) and Article X (Miscellaneous) shall survive such termination and shall remain in full force and effect and (ii) nothing contained in this Section 9.2 shall relieve either party from liability for any breach of this Agreement that occurs prior to termination.

(b)Upon the termination of this Agreement pursuant to Section 9.1(b), this Agreement shall become void and of no further force and effect, except for any rights, obligations or claims of either party that have accrued prior to termination; provided, however, that (i) the provisions of Article I (Definitions; Interpretation), Section 6.1 (Confidentiality) (only for the period set forth in Section 6.1(a)), Section 6.2 (Taxes), Section 6.6 (Public Announcements), Section 7.2 (Misdirected Payments), Section 7.4(b) (Audits) (only until the date that is [***] years after the termination date), Article VIII (Indemnification), this Section 9.2 (Effect of Termination) and Article X (Miscellaneous) shall survive such termination and shall remain in full force and effect, (ii) if, upon the termination of this Agreement, any payments of the Purchased Receivables or other amounts are payable to Buyer hereunder, this Agreement shall remain in full force and effect until any and all such payments have been made in full, and (except as provided in this Section 9.2) solely for that purpose, and (c) termination shall not relieve either party from liability for any breach of this Agreement that occurs prior to termination.

Article X

Miscellaneous

Section 10.1Headings. The captions to the Articles, Sections and subsections hereof are not a part of this Agreement but are for convenience only and shall not be deemed to limit or otherwise affect the construction thereof.

Section 10.2Notices. All notices and other communications under this Agreement shall be in writing and shall be sent by email with PDF attachment, courier or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 10.2.

If to:	Address:
Seller	Talphera, Inc. 1850 Gateway Dr. #175 San Mateo, CA 94404 Attention: [***] Email: [***]
with a copy to:	Cooley LLP 10265 Science Center Drive

If to:	Address:
San Diego, CA 92121 Attention: Matthew Browne Email: mbrowne@cooley.com
Buyer	XOMA (US) LLC 2200 Powell Street Suite 310 Emeryville, CA 94608 Attention: [***] Email: [***]
with a copy to:	Gibson, Dunn & Crutcher LLP One Embarcadero Center, Suite 2600 San Francisco, CA 94111 Attention: Ryan Murr; Todd Trattner Email: rmurr@gibsondunn.com; ttrattner@gibsondunn.com

All notices and communications under this Agreement shall be effective upon receipt by the addressee. Notwithstanding anything to the contrary in this Section 10.2, all notices and communications under Section 8.2(a) and Section 8.3 and all service of legal process shall be sent by courier or personal delivery.

Section 10.3No Personal Liability. It is expressly understood and agreed by Seller and Buyer that:

(a)each of the representations, warranties, covenants and agreements in the Transaction Documents made on the part of Seller is made by Seller and is not intended to be nor is a personal representation, warranty, covenant or agreement of any other Person, including those Persons named in the definition of “Knowledge of Seller” and any other Representative of Seller or Seller’s Affiliates (the “Non-Warranting Parties”);

(b)other than Seller, no Person, including the Non-Warranting Parties, shall have any liability whatsoever for breach of any representation, warranty, covenant or agreement made in the Transaction Documents on the part of Seller or in respect of any claim or matter arising out of, relating to or in connection with the Transaction Documents or the transactions contemplated thereby; and

(c)the provisions of this Section 10.3 are intended to benefit each and every one of the Non-Warranting Parties and shall be enforceable by each and every one of them to the fullest extent permitted by Applicable Law.

Section 10.4Expenses. Except as otherwise expressly provided in this Agreement or any Transaction Document, each of Seller and Buyer shall bear its own fees and expenses with respect to this Agreement and the Transaction Documents and the transactions contemplated by this Agreement and the Transaction Documents; provided, however, that (a) in the event of a termination pursuant to Section 9.1(a), Seller will reimburse Buyer for any reasonable and documented out-of-pocket fees and expenses regarding the transactions contemplated hereby by or on behalf of, or paid directly by, Buyer (the “Buyer Transaction Expenses”) incurred prior to such termination up to $[***]; or (b) on the Closing Date, Seller will reimburse Buyer for any Buyer Transaction Expenses up to $[***], and in each case ((a) and (b)) Seller shall have the right to set-off the $[***] deposit provided to Buyer upon the execution of the term sheet, to the extent such deposit was actually paid.

Section 10.5Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Seller shall not be entitled to assign any of its obligations and rights under this Agreement to any non-Affiliate of Seller without: (a) the prior written consent of Buyer, such consent not to be unreasonably withheld, and (b) requiring any such non-Affiliate to agree in writing to be bound by the terms of this Agreement; provided, however, the consent of Buyer shall not be required for Seller to assign its rights and delegate its obligations under this Agreement to any Person into which Seller may merge, with which it may consolidate or to which it may sell all or substantially all of its assets. Seller may assign any of its obligations and rights under this Agreement to Seller’s Affiliates, provided that Seller promptly thereafter notifies Buyer and any such assignee agrees in writing to be bound by the terms of this Agreement. Buyer may assign this Agreement and all of Buyer’s rights, interests and obligations hereunder, in whole or in part, to any Person(s), provided that Buyer promptly thereafter notifies Seller and any such assignee agrees in writing to be bound by the terms of this Agreement, including, for clarity, the confidentiality and non-use obligations of Buyer pursuant to Section 6.1 (and, if such assignee is an Affiliate of Buyer’s and the assignment is not in connection with a sale of all or substantially all of Buyer’s business, by merger, sale of assets or otherwise, Buyer shall remain liable to Seller for its obligations to Seller hereunder (and Seller shall be entitled to seek recovery for any breach or default of an obligation hereunder from Buyer or from such Affiliate assignee)). Any purported assignment in violation of this Section 10.5 shall be null and void. For the avoidance of doubt, no assignment by Buyer will operate to expand the obligations of Seller under this Agreement, including with respect to Indemnified Taxes.

Section 10.6Amendment and Waiver.

(a)This Agreement may be amended, modified or supplemented only in a writing signed by all of the parties hereto. Any provision of this Agreement may be waived only in a writing, which writing may be signed only by the party granting such waiver.

(b)No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.

Section 10.7Entire Agreement. This Agreement, including the Exhibits and Schedules attached to this Agreement, sets forth the entire agreement and understanding between the parties hereto as to the subject matter hereof. All express or implied agreements, promises, assurances, arrangements, representations, warranties and understandings as to the subject matter hereof, whether oral or written, heretofore made are superseded by this Agreement.

Section 10.8Independent Contractors. The parties hereto recognize and agree that the relationship between Seller and Buyer is solely that of seller and buyer, each is operating as an independent contractor and not as an agent, partner or fiduciary of any other, and neither Seller nor Buyer has any fiduciary or other special relationship with the other party hereto or any of its Affiliates. Nothing contained in this Agreement or in any other Transaction Document shall be deemed for any purpose (including tax purposes) to constitute Seller and Buyer as a partnership, agency, an association, a joint venture or any other kind of entity or legal form.

Section 10.9No Third Party Beneficiaries. Except to the extent otherwise contemplated by Section 10.3, this Agreement is for the sole benefit of Seller and Buyer and their respective permitted successors and assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder. For the avoidance of doubt, indemnification under Article VIII in respect of Losses incurred by a Buyer Indemnified Party or a Seller Indemnified Party may only be enforced by Buyer or Seller, respectively, and not by any other Person.

Section 10.10Governing Law. This Agreement shall be governed exclusively by the laws of the State of New York, United States of America, without regard to any conflict of law provisions that would dictate the application of the law of another jurisdiction.

Section 10.11Jurisdiction; Venue; Service Of Process; Waiver of Jury Trial. Each party hereto irrevocably submits to the exclusive jurisdiction of (a) state courts of the State of California sitting in the City of San Francisco and (b) the United States District Court for the Northern District of California for the purposes of any action, suit or other proceeding arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby. Each party hereto agrees to commence any action, suit or other proceeding arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby in the state courts of the State of California sitting in the City of San Francisco, or, if such action, suit or other proceeding may not be brought in such court for jurisdictional reasons, in the United States District Court for the Northern District of California. Each party hereto further agrees that service of any process, summons, notice or document by courier or personal delivery in accordance with Section 10.2 shall be effective service of process for any action, suit or other proceeding in California with respect to any matters to which it has submitted to jurisdiction in this Section 10.11. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or other proceeding arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby in (i) state courts of the State of California sitting in the City of San Francisco or (ii) the United States District Court for the Northern District of California, and hereby further irrevocably and unconditionally waives, and shall not assert by way of motion, defense, or otherwise, in any such action, suit or other proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that such action, suit or other proceeding is brought in an inconvenient forum, that the venue of such action, suit or other proceeding is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN this Section 10.11.

Section 10.12Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable by a court or other Governmental Authority of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement, which shall remain in full force and effect, and the parties hereto shall replace such term or provision with a new term or provision permitted by Applicable Law and having an economic effect as close as possible to the invalid, illegal or unenforceable term or provision. The holding of a term or provision to be invalid, illegal or unenforceable in a jurisdiction shall not have any effect on the application of the term or provision in any other jurisdiction.

Section 10.13Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by email with PDF attachment shall be considered original executed counterparts.

Section 10.14Specific Performance. Each of the parties hereto acknowledges that the other party hereto may have no adequate remedy at law if it fails to perform any of its obligations under any of the Transaction Documents and may be damaged irreparably in the event any of the provisions of this Agreement (including, for clarity, Section 6.1) are not performed in accordance with its specific terms or otherwise are breached or violated (including, for clarity, any actual or threatened breach of Section 6.1 by Buyer or Seller, any of their respective Affiliates or any of their or their Affiliates’ respective Representatives). In such event, the parties agree that the other party shall have the right, without posting bond or other undertaking, to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement (including, in the case of Section 6.1, threatened breach) and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted pursuant to Section 10.11, in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation (including, in the case of Section 6.1, threatened breach), it will not assert, and irrevocably waives the defense that a bond or other security will be required. For the avoidance of doubt, such remedy shall not be deemed to be an exclusive remedy with respect to any of the breaches to which it relates but shall be in addition to all other rights and remedies available at law or equity to Seller or Buyer (as applicable).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective representatives thereunto duly authorized as of the date first above written.

Seller:

TALPHERA, Inc.

By:	/s/ Vincent J. Angotti
Name:	Vincent J. Angotti
Title:	Chief Executive Officer

Buyer:

XOMA (US) LLC

By:	/s/ Bradley Sitko
Name:	Bradley Sitko
Title:	Chief Investment Officer

Signature Page to Payment Interest Purchase Agreement

EXHIBIT A

TO PAYMENT INTEREST PURCHASE AGREEMENT

Form of Bill of Sale

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EXHIBIT B

TO PAYMENT INTEREST PURCHASE AGREEMENT

Disclosure Schedules

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EXHIBIT C

TO PAYMENT INTEREST PURCHASE AGREEMENT

Vertical Notice and wAIVER

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EXHIBIT D

TO PAYMENT INTEREST PURCHASE AGREEMENT

VERTICAL INSTRUCTION LETTER

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EXHIBIT E

TO PAYMENT INTEREST PURCHASE AGREEMENT

legal opinion

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EXHIBIT F

TO PAYMENT INTEREST PURCHASE AGREEMENT

SALE Agreement AND MARKETING AGREEMENT

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